UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LaSalle Hotel Properties

(Name of Registrant as Specified in Its Charter)

Pebblebrook Hotel Trust

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SPECIAL MEETING OF SHAREHOLDERS
OF
LASALLE HOTEL PROPERTIES
TO BE HELD ON SEPTEMBER 6, 2018

PROXY STATEMENT
OF
PEBBLEBROOK HOTEL TRUST

SOLICITATION OF PROXIES IN OPPOSITION TO
THE PROPOSED MERGER OF
LASALLE HOTEL PROPERTIES WITH AND INTO BRE LANDMARK L.P.

This Proxy Statement and the enclosed GOLD proxy card are being furnished by Pebblebrook Hotel Trust, a Maryland real estate investment trust (which we refer to as Pebblebrook, we, our or us), in connection with the solicitation of proxies from the shareholders of LaSalle Hotel Properties, a Maryland real estate investment trust, which we refer to as LaSalle, for use at the special meeting of shareholders of LaSalle and at any continuation, adjournment, postponement or rescheduling thereof, which we refer to as the Special Meeting, relating to the proposed merger, which we refer to as the Proposed BRE Merger, of LaSalle with and into BRE Landmark L.P., an affiliate of The Blackstone Group L.P., which we refer to as BRE. The Special Meeting is scheduled to be held on September 6, 2018, at 10:00 a.m., local time, at the Sofitel Washington DC Lafayette Square, 806 15th Street NW, Washington, DC 20005.

This Proxy Statement and the enclosed GOLD proxy card are first being mailed to LaSalle shareholders on or about July 30, 2018.

Pursuant to this Proxy Statement, Pebblebrook is soliciting proxies from holders of common shares of beneficial interest of LaSalle, par value $0.01 per share, which we refer to as LaSalle Common Shares, to vote “AGAINST” all three of the proposals to be voted on at the Special Meeting: (i) the proposal to approve the Proposed BRE Merger and the other transactions contemplated by the Agreement and Plan of Merger, dated as of May 20, 2018 and as it may be amended from time to time, among LaSalle, LaSalle Hotel Operating Partnership, L.P., BRE Landmark Parent L.P., BRE Landmark L.P. and BRE Landmark Acquisition L.P., which we refer to as the BRE Merger Agreement, which we refer to as the BRE Proposal; (ii) the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to LaSalle’s named executive officers that is based on or otherwise relates to the Proposed BRE Merger, or the Payout Proposal; and (iii) the proposal to approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the BRE Proposal, which we refer to as the Adjournment Proposal. We refer to the BRE Proposal, the Payout Proposal and the Adjournment Proposal collectively as the Special Meeting Proposals. Each of the Special Meeting Proposals is described in the definitive proxy statement filed by LaSalle with the United States Securities and Exchange Commission, or the SEC, on July 30, 2018, which we refer to as the LaSalle Proxy Statement.

PEBBLEBROOK HAS ACQUIRED 9.8%1 OF THE LASALLE COMMON SHARES AT A COST OF APPROXIMATELY $349.5 MILLION. WE ARE SOLICITING PROXIES FROM LASALLE SHAREHOLDERS TO VOTE WITH PEBBLEBROOK “AGAINST” THE BRE PROPOSAL, “AGAINST” THE PAYOUT PROPOSAL AND “AGAINST” THE ADJOURNMENT PROPOSAL.

[1]	Based on 110,382,519 LaSalle Common Shares outstanding as of May 10, 2018, as set forth in LaSalle’s quarterly report on Form 10-Q filed with the SEC on May 10, 2018.

The board of trustees of LaSalle, or the LaSalle Board, has established the close of business on July 20, 2018 as the record date, which we refer to as the Record Date, for determining those shareholders who will be entitled to notice of, and to vote at, the Special Meeting.

WE ARE DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE LASALLE SHAREHOLDERS TO VOTE WITH PEBBLEBROOK “AGAINST” THE PROPOSED BRE MERGER.

On May 20, 2018, LaSalle and its operating partnership entered into the BRE Merger Agreement. The BRE Merger Agreement provides, among other things, that if LaSalle common shareholders approve the Proposed BRE Merger, each LaSalle Common Share will be automatically cancelled and converted into the right to receive an amount in cash equal to $33.50, without interest. As described in the LaSalle Proxy Statement, the mergers and the other transactions contemplated by the BRE Merger Agreement must be approved by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding LaSalle Common Shares as of the Record Date.

On July 20, 2018, Pebblebrook made an acquisition proposal to LaSalle regarding a merger transaction pursuant to which LaSalle would be acquired by Pebblebrook. Pebblebrook’s July 20, 2018 proposal, which we refer to as the Pebblebrook Proposal, would provide LaSalle common shareholders with the option for each LaSalle Common Share to elect to receive $37.80 in cash or 0.92 Pebblebrook common shares of beneficial interest, $0.01 par value per share, which we refer to as Pebblebrook common shares, subject to a cap of 20% of the LaSalle Common Shares in the aggregate receiving cash and customary pro ration if the number of LaSalle Common Shares elected to receive cash instead of Pebblebrook common shares exceeds 20%.

On July 30, 2018, LaSalle issued a press release announcing that the LaSalle Board has determined that the Pebblebrook Proposal does not constitute, and could not reasonably be expected to lead to, a “Superior Proposal” as defined in the BRE Merger Agreement. Because it made such determination, the LaSalle Board is prohibited under the BRE Merger Agreement from holding discussions or negotiations with Pebblebrook with respect to the Pebblebrook Proposal.

In contrast to the LaSalle Board, the Board of Trustees of Pebblebrook, or the Pebblebrook Board, believes that the Pebblebrook Proposal, if consummated, would deliver more value to LaSalle shareholders than the BRE Proposal. Pebblebrook intends to cause its LaSalle Common Shares to be voted “AGAINST” the BRE Proposal.

The Pebblebrook Proposal is subject to the termination of the BRE Merger Agreement and the prior approval of the LaSalle Board. There can be no assurance that, even if the BRE Merger Proposal is not approved by LaSalle shareholders or the Proposed BRE Merger is otherwise abandoned, (i) LaSalle will enter into a definitive merger agreement with us or (ii) the Pebblebrook Proposal will be consummated on the terms proposed or at all. In addition, the price of Pebblebrook common shares will fluctuate between now and any consummation of a merger with LaSalle. The BRE Merger Agreement also provides for the payment by LaSalle to BRE of a $112 million termination fee, which will be due to BRE if the BRE Merger Agreement is terminated because the BRE Proposal is not approved and LaSalle enters into a definitive merger agreement with us or any other party within 12 months after the BRE Merger Agreement is terminated. The Pebblebrook Proposal takes into account the payment to BRE of the $112 million termination fee and the payment of such fee will not alter the Pebblebrook Proposal.

WE URGE YOU TO VOTE THE GOLD PROXY CARD “AGAINST” THE BRE PROPOSAL, “AGAINST” THE PAYOUT PROPOSAL AND “AGAINST” THE ADJOURNMENT PROPOSAL.

WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE PEBBLEBROOK PROPOSAL AT THIS TIME. HOWEVER, A VOTE “AGAINST” THE BRE PROPOSAL WILL SEND A CLEAR MESSAGE TO THE LASALLE BOARD THAT IT SHOULD NOT CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE BRE MERGER AGREEMENT. THE PEBBLEBROOK PROPOSAL REMAINS OPEN AND AVAILABLE FOR ACCEPTANCE BY THE LASALLE BOARD.

ii

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO LASALLE, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. WE URGE YOU TO VOTE “AGAINST” THE BRE PROPOSAL, THE PAYOUT PROPOSAL AND THE ADJOURNMENT PROPOSAL BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES.

IF YOUR SHARES ARE HELD IN “STREET-NAME,” YOU CAN MAIL THE GOLD INSTRUCTION FORM IF AN ENVELOPE IS PROVIDED, OR DELIVER THE ENCLOSED GOLD VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A GOLD PROXY CARD IS SUBMITTED ON YOUR BEHALF.

This solicitation is being made by Pebblebrook and not by or on behalf of LaSalle or the LaSalle Board.

A proxy may be given by any person who held LaSalle Common Shares on the Record Date. Whether or not you plan to attend the Special Meeting, you are urged to sign and date the enclosed GOLD proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts, so you may return the GOLD proxy card even if you have already delivered any other proxy. Please do not return any proxy sent to you by LaSalle. If you have already returned a proxy card sent to you by LaSalle, that card automatically will be revoked if you sign, date and return the enclosed GOLD proxy card.

Okapi Partners LLC, or Okapi, is assisting Pebblebrook with its efforts to solicit proxies. If you have any questions concerning this Proxy Statement or would like additional copies, please contact:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
(212) 297-0720
Shareholders may call toll free: (855) 305-0855
E-mail: info@okapipartners.com

iii

REASONS TO VOTE “AGAINST” THE SPECIAL MEETING PROPOSALS

A vote “AGAINST” the BRE Proposal sends a clear message to the LaSalle Board that you believe the transactions contemplated by the BRE Merger Agreement should not be consummated.

Pebblebrook is soliciting proxies from LaSalle shareholders in opposition to the BRE Merger Agreement and specifically “AGAINST” the BRE Proposal.

If the BRE Proposal is not approved at the Special Meeting, LaSalle will be permitted to terminate the BRE Merger Agreement and accept the Pebblebrook Proposal, in which event LaSalle would be obligated to pay BRE a termination fee of $112 million. Pebblebrook has provided a clear path to execution of a definitive agreement by providing LaSalle with a merger agreement substantially similar to the BRE Merger Agreement, adapted to reflect the Pebblebrook Proposal and its share-for-share nature, including representations, warranties and covenants that are substantially reciprocal. In addition, Pebblebrook does not intend to reduce the consideration it has offered to pay LaSalle shareholders in the proposed merger if the $112 million termination fee is paid to BRE. The key terms of the Pebblebrook Proposal were set forth in Pebblebrook’s letter to the LaSalle Board dated June 11, 2018. The full text of the June 11, 2018 letter is set forth under “Background of this Solicitation” in this Proxy Statement. The LaSalle Board will be able to accept the Pebblebrook Proposal if LaSalle shareholders vote down the BRE Proposal. The LaSalle Board must accept the Pebblebrook Proposal before LaSalle shareholders can be given an opportunity to vote on the Pebblebrook Proposal.

According to the LaSalle Proxy Statement, the LaSalle Board concluded on May 18, 2018 that both the BRE proposal (then at $33.00 per share) and Pebblebrook’s May 16 proposal (then at a 0.9085 fixed exchange ratio (and an implied price of $34.58 per share) with a cash election option for up to 20% of LaSalle Common Shares) would, if consummated, provide greater certainty of value (and less risk) to LaSalle shareholders relative to the potential trading price of LaSalle Common Shares over a longer period after accounting for the long-term risks to LaSalle’s business resulting from operational execution risk and evolving industry dynamics. After the LaSalle Board reached that conclusion and Blackstone subsequently increased its offer by just $0.50 per share to $33.50 per share, LaSalle entered into the BRE Merger Agreement. The LaSalle Board later determined, on June 18, 2018, that the Pebblebrook Proposal did not constitute, and could not reasonably be expected to lead to, a “Superior Proposal” as defined in the BRE Merger Agreement, despite having an implied price of $37.80 per share, $4.30 per share, or 12.8%, higher than the BRE Proposal and $3.22 per share, or 9.3%, higher than Pebblebrook’s May 16 proposal, which the LaSalle Board had concluded would, if consummated, provide greater certainty of value (and less risk) to LaSalle shareholders.

Since the BRE Proposal requires the affirmative vote of 66 2/3% of the outstanding LaSalle Common Shares as of the Record Date, the BRE Proposal will not be approved if the holders of more than 33 1/3% of the outstanding LaSalle Common Shares as of the Record Date vote those shares “AGAINST” the BRE Proposal, “ABSTAIN” from the BRE Proposal or do not vote on the BRE Proposal.

We believe that the Pebblebrook Proposal, if consummated, would deliver more value to LaSalle shareholders than the BRE Proposal because it would provide LaSalle shareholders: (i) an opportunity to realize a significant premium for their LaSalle Common Shares over and above the BRE Proposal; (ii) an opportunity to benefit from improving economic and hotel industry fundamentals and Pebblebrook’s well-positioned portfolio as augmented by LaSalle’s portfolio; and (iii) an opportunity to continue to receive a dividend. Some statements in this Proxy Statement constitute forward-looking statements. See “Forward-Looking Statements” for more information. The Pebblebrook Proposal remains open and available for acceptance by the LaSalle Board.

Significant Premium Over and Above the BRE Proposal, with Partial Downside Protection Before Consummation

The Pebblebrook Proposal of up to 20% in cash ($37.80 per LaSalle Common Share) in aggregate and at least 80% in Pebblebrook common shares implies an offer price per LaSalle Common Share of $36.21 based on a 0.92 fixed exchange ratio, the 5-day volume-weighted average price per share, or the 5-day VWAP, of Pebblebrook common shares as of July 27, 2018,1 which is the most recent trading date before the date of this Proxy Statement, and 20% of the LaSalle Common Shares receiving cash rather than Pebblebrook common shares. As of July 27, 2018, this implied price of the Pebblebrook Proposal is:

•	$2.71 per share, or 8.1%, above the BRE Proposal.

Based on the 30-day VWAP of Pebblebrook common shares as of July 27, 2018,2 which is the most recent trading date before the date of this Proxy Statement, and 20% of the LaSalle Common Shares receiving cash rather than Pebblebrook common shares, the implied offer price per LaSalle Common Share is $36.32. As of July 27, 2018, this implied price of the Pebblebrook Proposal is:

•	$2.82 per share, or 8.4%, above the BRE Proposal.

Based on the 60-day VWAP of Pebblebrook common shares as of July 27, 2018,31 which is the most recent trading date before the date of this Proxy Statement, and 20% of the LaSalle Common Shares receiving cash rather than Pebblebrook common shares, the implied offer price per LaSalle Common Share is $36.42. As of July 27, 2018, this implied price of the Pebblebrook Proposal is:

•	$2.92 per share, or 8.7%, above the BRE Proposal.

On an aggregate basis, as of July 27, 2018, such implied prices of the Pebblebrook Proposal provide LaSalle shareholders with approximately $300 million, $310 million and $320 million, respectively, of aggregate incremental value compared to the BRE Proposal.

The cash portion of the Pebblebrook Proposal provides partial downside protection in that it is fixed and therefore will not decline between the time of LaSalle’s acceptance and the consummation of a Pebblebrook/LaSalle merger. Because the Pebblebrook Proposal provides a fixed amount of cash ($37.80 per LaSalle Common Share) for up to 20% of the total number of LaSalle Common Shares and a fixed exchange ratio for up to 100% of the LaSalle Common Shares for which cash is not elected, the price per Pebblebrook common share would need to decline to $35.24, which is $3.26, or 8.5%, lower than the closing price per Pebblebrook common share on the NYSE on July 27, 2018, before the consideration offered by the Pebblebrook Proposal would become as low as the fixed price of the BRE Proposal.

Improving Economic and Hotel Industry Fundamentals and An Exceptional, Well-Positioned Portfolio of Hotel Properties

Although past performance is not indicative of future performance, Pebblebrook common shares have generated total shareholder returns exceeding those of LaSalle Common Shares over various periods as set forth below. As of the periods ended March 27, 2018, which is the day before Pebblebrook publicly disclosed its initial proposal to acquire LaSalle, when the LaSalle Common Share closing price on the NYSE was $24.39,4 Pebblebrook common shares had provided total shareholder returns that:

•	exceeded those of LaSalle Common Shares by 31.8% for the latest twelve-month period;
•	exceeded those of LaSalle Common Shares by 27.8% for the trailing five-year period; and

[1]	As of July 27, 2018, the 5-day VWAP of Pebblebrook common shares was $38.93.
[2]	As of July 27, 2018, the 30-day VWAP of Pebblebrook common shares was $39.07.
[3]	As of July 27, 2018, the 60-day VWAP of Pebblebrook common shares was $39.21
[4]	The March 27, 2018 closing price per LaSalle Common Share was ex-dividend. The ex-dividend date was March 28, 2018.

•	exceeded those of LaSalle Common Shares by 46.6% since Pebblebrook’s initial public offering in December 2009.

Pebblebrook expects to benefit from its current portfolio of hotel properties, as well as LaSalle’s portfolio of hotel properties if Pebblebrook is successful in acquiring LaSalle. Pebblebrook believes that a single portfolio of such hotel properties would be exceptional, comprised of 69 primarily upper-upscale and luxury independent and branded hotels and resorts located in or near key urban markets in the United States. Pebblebrook believes such a portfolio would be well-positioned to benefit from recent improvements in the economy and hotel industry fundamentals, particularly given Pebblebrook’s heavy concentration of hotel properties in San Francisco, which analysts forecast will experience significant growth in 2019 and beyond. Pebblebrook further believes that the hotel properties will benefit from significant capital investment and redevelopment projects that have already been made by each of Pebblebrook and LaSalle. Common shareholders of a company owning such a portfolio would be able to participate in its future performance.

Market indices and market prices for LaSalle Common Shares and Pebblebrook common shares have fluctuated since the announcement of the Proposed BRE Merger and can be expected to continue to fluctuate until the date of the Special Meeting and until the consummation of any Pebblebrook/LaSalle merger. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of LaSalle or Pebblebrook, operating results of LaSalle or Pebblebrook, market assessments of the likelihood that the Proposed BRE Merger will be completed, the timing of the proposed Pebblebrook transaction, general market and economic conditions and other factors. LaSalle shareholders are urged to consider these factors prior to voting.

Receipt of Dividend

LaSalle’s most recent dividend per LaSalle Common Share was $0.225 for the quarter ended June 30, 2018. Pursuant to the terms of the BRE Merger Agreement, LaSalle is not permitted, with limited exceptions, to pay any other LaSalle Common Share dividend in the future. If the Proposed BRE Merger is consummated, LaSalle shareholders will receive cash in exchange for their LaSalle Common Shares and will receive no dividends thereafter.

Pebblebrook has paid a dividend per Pebblebrook common share of $0.38 for 10 consecutive quarters through the quarter ended June 30, 2018. Based on the 0.92 fixed exchange ratio of the Pebblebrook Proposal, the Pebblebrook common-share dividend at that historical rate would represent a 55% increase in the per-share dividend amount above that most recently paid per LaSalle Common Share. Pebblebrook expects to maintain its current dividend rate even if successful in acquiring LaSalle.

A vote “AGAINST” each of the other Special Meeting Proposals sends a clear message to the LaSalle Board that you believe the transactions contemplated by the BRE Merger Agreement should not be consummated.

Pebblebrook believes that the other two Special Meeting Proposals are related proposals whose purpose is to facilitate the BRE Proposal, which Pebblebrook opposes. Therefore, Pebblebrook is soliciting proxies from LaSalle shareholders “AGAINST” such proposals. Pebblebrook urges all LaSalle shareholders to vote “AGAINST” the Payout Proposal and “AGAINST” the Adjournment Proposal for the reasons set forth below:

The Payout Proposal

While the Payout Proposal is non-binding and advisory, and its approval is not required for the BRE Merger Agreement to be consummated, Pebblebrook believes that the purpose of the Payout Proposal is to demonstrate shareholder support for compensation that would be paid to LaSalle management in connection with the Proposed BRE Merger. Therefore, we believe the Payout Proposal should not be approved if LaSalle shareholders oppose the BRE Proposal.

According to the LaSalle Proxy Statement, because the vote on the Payout Proposal is merely advisory, it will not be binding on LaSalle or the LaSalle Board. Accordingly, because LaSalle is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Proposed BRE Merger is consummated and regardless of the outcome of the vote on the Payout Proposal.

Pebblebrook is opposed to the BRE Proposal as set forth above. Accordingly, Pebblebrook urges LaSalle shareholders to vote “AGAINST” the Payout Proposal.

The Adjournment Proposal

Pebblebrook opposes the Adjournment Proposal because Pebblebrook believes that LaSalle should not have additional time to solicit proxies to vote for the BRE Proposal if it is unable to obtain the necessary votes for approval of the BRE Proposal by the date of the Special Meeting, which was scheduled by LaSalle. Accordingly, Pebblebrook urges LaSalle shareholders to vote “AGAINST” the Adjournment Proposal.

GIVEN THE REASONS SET FORTH ABOVE, WE URGE YOU TO VOTE “AGAINST” THE BRE PROPOSAL, “AGAINST” THE PAYOUT PROPOSAL AND “AGAINST” THE ADJOURNMENT PROPOSAL BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IF YOUR SHARES ARE HELD IN “STREET-NAME,” MAIL THE GOLD VOTING INSTRUCTION FORM IF AN ENVELOPE IS PROVIDED, OR DELIVER THE ENCLOSED GOLD VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A GOLD PROXY CARD IS SUBMITTED ON YOUR BEHALF.

WE REQUEST THAT YOU NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM LASALLE.

EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY LASALLE, YOU HAVE THE RIGHT BEFORE THE SPECIAL MEETING TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. ONLY YOUR LATEST DATED PROXY COUNTS.

WE URGE YOU TO SEND THE LASALLE BOARD A CLEAR MESSAGE THAT LASALLE SHAREHOLDERS DO NOT WANT THE PROPOSED BRE MERGER TO BE COMPLETED. VOTE “AGAINST” THE BRE PROPOSAL, “AGAINST” THE PAYOUT PROPOSAL AND “AGAINST” THE ADJOURNMENT PROPOSAL TODAY.

BACKGROUND OF THIS SOLICITATION

The following chronology summarizes the key meetings and events regarding Pebblebrook’s interest in acquiring LaSalle, the BRE Proposal and Pebblebrook’s involvement through the date of this Proxy Statement. The following chronology does not purport to catalog every conversation among the Pebblebrook Board, members of Pebblebrook’s management team or Pebblebrook’s representatives and other parties.

For a chronology summarizing the key meetings and events that led to the signing of the BRE Merger Agreement as disclosed by LaSalle, please see the LaSalle Proxy Statement, which was filed by LaSalle with the SEC on July 30, 2018.

Pebblebrook’s executive officers have extensive experience with LaSalle and 35 of its 41 hotel properties. Jon E. Bortz, our President, Chief Executive Officer and Chairman of the Board, founded LaSalle and was its president, chief executive officer and a trustee from its formation in 1998 until his retirement from LaSalle in 2009. Mr. Bortz was chairman of the LaSalle Board from 2001 until his retirement from LaSalle. Under Mr. Bortz, LaSalle purchased 22 of the 41 hotel properties LaSalle currently owns. Raymond D. Martz, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, served as LaSalle’s treasurer from 2004 to 2005, vice president of finance from 2001 to 2004 and director of finance from 1998 to 2001. Thomas C. Fisher, our Executive Vice President and Chief Investment Officer, has, through Pebblebrook, either bid on or extensively reviewed and underwritten 12, and received an offering memorandum for one other, of LaSalle’s 41 hotel properties when Pebblebrook evaluated them for purchase from third parties prior to their acquisition by LaSalle.

Given Mr. Bortz’s prior experience founding and leading LaSalle, the possibility of Pebblebrook and LaSalle combining had been considered by Pebblebrook’s executive officers and suggested by members of the investment community for several years, beginning as early as 2014. The possibility was suggested by institutional investors in many meetings with Pebblebrook throughout 2017.

In October 2017, Messrs. Bortz and Martz began to specifically consider the possibility of a strategic combination with LaSalle and potential terms of such a transaction. After their initial analysis, they spoke with representatives of Raymond James & Associates, Inc., or Raymond James, one of Pebblebrook’s financial advisors, about the potential combination. Mr. Fisher was also involved with the discussions.

On October 18 and 19, 2017, the Pebblebrook Board met for its regular quarterly meeting, at which the possibility and attractiveness of a potential strategic combination of Pebblebrook with LaSalle was discussed.

Between October 2017 and January 2018, Messrs. Bortz, Martz and Fisher spoke with representatives of Raymond James from time to time about the potential strategic combination with LaSalle and reviewed numerous analyses.

On January 12, 2018, the Pebblebrook Board held a special meeting telephonically. Members of Pebblebrook’s management team and representatives of Hunton Andrews Kurth LLP, or Hunton, Pebblebrook’s outside legal counsel, were present during the telephonic meeting. Among other topics discussed, Mr. Bortz sought and received approval for Pebblebrook to acquire up to 4.8% of the outstanding LaSalle Common Shares. The Pebblebrook Board also approved a plan to approach LaSalle’s management to discuss a potential combination.

Beginning on January 12, 2018, and from time to time through February 21, 2018, Pebblebrook caused its operating partnership, Pebblebrook Hotel, L.P., a Delaware limited partnership, which we refer to as the Operating Partnership, to purchase, through its broker, Raymond James, an aggregate of 5,438,101 LaSalle Common Shares.

On February 13 and 14, 2018, the Pebblebrook Board met for its regular quarterly meeting, at which the potential combination of the two companies was discussed in detail.

On the evening of March 5, 2018, while attending the Citi 2018 Global Property CEO Conference in Hollywood, Florida, Mr. Bortz and Michael D. Barnello, LaSalle’s President and Chief Executive Officer and member of the LaSalle Board, met for dinner at the invitation of

Mr. Bortz. During this dinner, Mr. Bortz stated that Pebblebrook was interested in a strategic business combination with LaSalle, discussed the many benefits of such combination and indicated that he would be sending a written merger proposal to the LaSalle Board in the coming days.

On March 6, 2018, Mr. Bortz, on behalf of Pebblebrook and as authorized by the Pebblebrook Board, sent a letter to Stuart L. Scott, Chairman of the LaSalle Board, and Mr. Barnello (which we refer to as the March 6 letter, and the proposal set forth therein as the March 6 proposal). The March 6 letter stated that Pebblebrook had believed for several years that there would be tremendous benefits from merging the two companies. The March 6 letter proposed an all-stock-for-stock merger of Pebblebrook and LaSalle at an implied price of $30.00 per share for 100% of the outstanding LaSalle Common Shares based on a 10-day volume weighted average price of Pebblebrook common shares ended on March 5, 2018, paid in Pebblebrook common shares utilizing a fixed exchange ratio of 0.8655 Pebblebrook common share for each LaSalle Common Share. The letter stated that the proposal represented a premium of 17.5% to the current price per LaSalle Common Share. The letter also stated that Pebblebrook had accumulated a 4.8% ownership position in LaSalle Common Shares through open market purchases and proposed that the companies enter into a mutual exclusivity agreement for a mutually agreed-upon duration. On March 6, 2018, the LaSalle Common Share closing price on the NYSE was $25.39.

The full text of the March 6 letter follows:

Letter from Pebblebrook to LaSalle dated March 6, 2018

March 6, 2018

Mr. Stuart Scott
Chairman of the Board of Trustees

Mr. Michael Barnello
President, Chief Executive Officer and Trustee
LaSalle Hotel Properties
7550 Wisconsin Avenue, 10th Floor
Bethesda, MD 20814

Dear Stuart and Mike,

I have been authorized by Pebblebrook Hotel Trust’s (“Pebblebrook”) board of trustees to submit to you this offer for a merger transaction between Pebblebrook and LaSalle Hotel Properties (“LaSalle”). My management team and I, as well as the trustees of Pebblebrook, have believed for several years that there would be tremendous benefits from merging our two companies, both of which have many similarities, including quality, geography and markets, operators, brands and overall approach to asset management. An all-equity strategic combination of our two companies would create the clear industry leader of high-quality independent and branded hotels that would greatly benefit the shareholders of both companies. To demonstrate our conviction to this transaction, we have accumulated a 4.8% position in LaSalle’s common shares through open-market purchases.1

We believe that the combined company would:

•	Become the clear leader in the lodging REIT sector and the second-largest lodging REIT as measured by equity market capitalization;
•	Own the premier, best-in-class portfolio comprised of 69 primarily upper-upscale and luxury independent and branded hotels and resorts located in or near key urban markets in the United States;
•	Own a portfolio of hotels and resorts well-diversified by brand and management company, including a significant number of unique market-leading independent and branded hotels;
•	Have increased influence and negotiating strength with management companies and brands;

•	Benefit from similar portfolio strategies that should allow for a smooth operational transition and the ability to create material cost synergies to benefit shareholders;
•	Benefit from increased balance sheet flexibility, increasing capacity for the acquisition or disposition of properties or other value-enhancing strategies such as share repurchases;
•

Generate strong cash flow, providing for a more stable dividend to shareholders that would represent a significant premium to the anticipated LaSalle dividend based on the potential 50% reduction discussed on LaSalle’s recent year-end earnings call;

•	Provide improved liquidity for shareholders as a result of the larger shareholder base and increased equity market capitalization;
•	Provide lower costs for debt and preferred equity, and provide a clear path to public investment-grade debt opportunities;
•	Benefit from the continuity provided by certain LaSalle trustees joining the combined company’s board of trustees; and
•

Benefit from the well-regarded executive management team of Pebblebrook, which would lead the combined company and has demonstrated a track record of creating value, evidenced by the 45% outperformance of Pebblebrook’s share price (+69%) relative to LaSalle’s (+24%) since Pebblebrook’s IPO.[2]

A summary of certain material indicative terms and conditions is as follows:

1.

Transaction Structure: The combination will be structured as a tax-free, 100% equity exchange. Pebblebrook will issue new shares to LaSalle’s shareholders and remain as the surviving ultimate parent entity. This structure allows LaSalle’s shareholders to participate as equity holders in the benefits and upside of the combined entity.

2.

Price and Form of Consideration: An implied merger price of $30.00 per share[3] for 100% of LaSalle’s outstanding common shares, paid in Pebblebrook’s common shares utilizing a fixed exchange ratio. This represents a premium for LaSalle of 17.5% to its current share price, 18.0% to its 10-Day VWAP, and 7.6% to Analyst Consensus NAV.[4] These premiums are in the top quartile of premiums paid in public REIT mergers over the last 10 years.[5] We believe that you and your fellow trustees and shareholders should conclude that our proposal represents greater value than LaSalle could otherwise expect to achieve in the foreseeable future on a standalone basis.

3.

Financing Sources: Pebblebrook expects to issue its common shares for the common equity consideration of the transaction and assume LaSalle’s existing preferred shares, term loans and first mortgage loans or establish new loans to refinance such indebtedness and will require no financial contingencies.

4.

Timing: Pebblebrook anticipates that it could complete its due diligence and negotiate and execute definitive documentation for the transaction within 30 days with your cooperation. We have the necessary senior personnel, advisors and resources to complete the diligence review and documentation in this timeframe. Pebblebrook further anticipates that the transaction could be consummated as soon as practicable following the receipt of shareholder approval from both Pebblebrook and LaSalle, and regulatory and other approvals.

5.

Due Diligence: Over the last several months, we have reviewed significant amounts of publicly available information regarding LaSalle. Consequently, we anticipate being able to conduct our necessary confirmatory due diligence regarding key financial, operational, environmental, regulatory, legal and tax aspects of LaSalle within the relatively short time period set forth in paragraph 4 above.

6.

Approvals and Conditions: Although a combination as contemplated in this letter will be subject to the approval of both Pebblebrook’s and LaSalle’s shareholders, we are confident that the terms set forth herein would be supported by both sets of shareholders particularly given the significant shareholder overlap between the two companies. Our top 100 shareholders (owning 97% of our common shares) also own 66% of LaSalle’s common shares.[6]

7.

Exclusivity: Pebblebrook and LaSalle will enter into a customary exclusivity agreement providing that neither party nor their respective advisors will solicit or encourage other non-parties to submit an offer for another transaction for an agreed number of days from the date of such exclusivity agreement.

8.	Financial and Legal Advisor Contacts: Pebblebrook intends to engage Raymond James & Associates, Inc. to serve as its financial advisor and Hunton & Williams LLP to serve as its legal counsel.

We believe that this proposal represents full and fair value to LaSalle’s shareholders and a combination has compelling strategic, operational and financial merit that will maximize long-term value for shareholders of both companies and sincerely hope that both you and the other trustees will support this offer.

Pebblebrook is prepared to commence good-faith discussions immediately with the objective of entering into a definitive agreement and seeking shareholder approval as quickly as possible. We would appreciate a response by March 16, 2018 or at your earlier convenience.

Sincerely yours,

Jon E. Bortz
Chairman, President & CEO
Pebblebrook Hotel Trust

[1]	Based on 113.2 million reported shares outstanding on February 13, 2018
[2]	Source: SNL Data Source, based on closing prices as of December 8, 2009 and March 5, 2018
[3]	Based on a fixed exchange ratio of 0.8655 and Pebblebrook’s 10-Day VWAP of $34.6613 as of March 5, 2018
[4]	Source: Bloomberg and SNL Data Source, as of March 5, 2018
[5]	Based on mergers between publicly traded REITs that have closed since January 1, 2008; excludes mortgage REITs
[6]	Source: Capital IQ, as of March 2, 2018 and based on December 31, 2017 filings

On March 6, 2018, Mr. Bortz contacted representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated, or BAML, about advising Pebblebrook in connection with this proposed transaction.

On March 8, 2018, Mr. Bortz sent an email to Mr. Scott indicating that he would be interested in discussing the March 6 proposal with Mr. Scott. Mr. Scott replied that all communications between the companies on this topic should be made through Mr. Barnello.

On March 16, 2018, representatives of LaSalle’s financial advisors contacted a representative of Raymond James to identify themselves as the financial advisors representing LaSalle and state that LaSalle had received the March 6 letter and would respond to Pebblebrook in due course. The Raymond James representative inquired as to whether a special committee of the LaSalle Board had been formed given the potential conflicts of interest LaSalle management may have with the March 6 proposal. The LaSalle financial advisors stated that it was not appropriate at that time or on that call for them to discuss the topic of a special committee.

On March 19, 2018, a representative of Raymond James contacted representatives of LaSalle’s financial advisors to check on the status of LaSalle’s review process and request that LaSalle engage in conversations with Pebblebrook regarding the March 6 letter and the terms of the March 6 proposal. LaSalle’s financial advisors stated that LaSalle was reviewing the merits of the March 6 proposal in consultation with representatives of LaSalle’s financial and legal advisors and would respond in due course. The Raymond James representative asked whether LaSalle’s financial advisors were both representing LaSalle or if one or both was representing a special committee of the LaSalle Board and whether a special committee had been formed to which Pebblebrook should direct future correspondence. The representatives of LaSalle’s financial advisors indicated they both were working for the company and would not disclose whether or not a special committee had been formed.

On March 20, 2018, Mr. Bortz sent a letter to Messrs. Scott and Barnello (which we refer to as the March 20 letter) stating that Pebblebrook had not received a response to the March 6 proposal, other than the preliminary call from representatives of LaSalle’s financial advisors to Raymond James on March 16, 2018, reiterating Pebblebrook’s interest in pursuing a merger with LaSalle, and highlighting potential conflicts LaSalle management may have in the review process of the March 6 proposal given the March 6 proposal contemplated that Pebblebrook’s executive management team would lead the combined company.

The full text of the March 20 letter follows:

Letter from Pebblebrook to LaSalle dated March 20, 2018

March 20, 2018

Mr. Stuart Scott
Chairman of the Board of Trustees

Mr. Michael Barnello
President, Chief Executive Officer and Trustee
LaSalle Hotel Properties
7550 Wisconsin Avenue, 10th Floor
Bethesda, MD 20814

Dear Stuart and Mike,

I am writing in follow-up to our letter addressed to you both dated March 6, 2018, in which we proposed a merger of our two companies. We have not yet received a response from you on our proposal and the offer detailed in that letter, which remain outstanding, other than a brief, introductory courtesy call from your financial advisors to our financial advisor acknowledging receipt. As outlined in our prior letter, the combination of our two companies would create a number of compelling financial, strategic and operational advantages for LaSalle’s shareholders that far outweigh the opportunities your company and shareholders would have going forward on a standalone basis. Furthermore, a merger offers LaSalle’s shareholders both a significant immediate premium to the company’s current share price and analysts’ consensus NAV and the opportunity to move forward as shareholders in a dynamic combined company with an industry-leading portfolio and balance sheet overseen by a board of trustees drawn from both companies.

Given the similarities of our two companies’ strategies, we have significant and specific knowledge of the properties in your portfolio and the operational tactics required to maximize cash flow and asset value. Moreover, our management team has a long track record of success and has consistently demonstrated the ability to create long-term shareholder value through multiple market cycles via active asset management, accretive growth, prudent capital allocation, conservative balance sheet management and strong, long-standing relationships with the investment community.

We recognize that aspects of our proposal relating to management of the combined company create conflicts in your review process, but we are confident that upon a thorough and independent review, you will conclude that a merger will significantly increase long-term value for LaSalle’s shareholders, as we believe it will for Pebblebrook’s shareholders. Importantly, we believe that the merger will be enthusiastically received by the investment community once they are aware of our proposal. We remain committed to working with you to negotiate and complete a transaction on an exclusive, confidential and expedited basis. Our commitment is evidenced by our continued ownership of approximately 4.8% of LaSalle’s common shares.

Time is of the essence. We are available to meet with you at any time to discuss the proposed transaction and encourage you to engage with us as soon as possible so that we may share with you in more detail our vision for the combined company and the powerful financial benefits for your shareholders.

We look forward to hearing from you.

Jon E. Bortz
Chairman, President & CEO
Pebblebrook Hotel Trust

On March 21, 2018, representatives of LaSalle’s financial advisors informed Raymond James that the LaSalle Board would provide a response to the March 6 letter on March 22, 2018.

Also on March 21, 2018, Mr. Bortz received an email from Mr. Barnello that Mr. Bortz should expect LaSalle’s response to Pebblebrook’s offer on March 22, 2018.

On March 22, 2018, Mr. Bortz received a letter from Messrs. Scott and Barnello, which stated that after careful consideration the LaSalle Board had unanimously determined that the March 6 proposal was insufficient from both price and mix of consideration perspectives and was therefore not in the best interests of LaSalle’s shareholders. Despite Pebblebrook’s repeated requests for discussions regarding the March 6 proposal and the merits of the strategic combination at no time prior to this letter were there discussions between LaSalle and Pebblebrook or between their respective advisors about the substance, terms, benefits or concerns regarding the strategic combination Pebblebrook had proposed.

The full text of LaSalle’s letter to Pebblebrook dated March 22, 2018 follows:

Letter from LaSalle to Pebblebrook dated March 22, 2018

March 22, 2018

Jon E. Bortz
Chairman, President & CEO
Pebblebrook Hotel Trust
7315 Wisconsin Avenue
Suite 1100 West
Bethesda, MD 20814

Jon:

We are writing you on behalf of the Board of Trustees of LaSalle Hotel Properties (the “Board”) in response to the unsolicited proposal set forth in your letter dated March 6, 2018 and your subsequent letter dated March 20, 2018. The Board takes its fiduciary duties to its shareholders very seriously. The Board, in consultation with its financial and legal advisors, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, and Goodwin Procter LLP, has thoroughly analyzed your proposal.

After careful consideration, the full Board has unanimously determined that your proposal is insufficient from both a price and mix of consideration perspective and is therefore not in the best interests of LaSalle Hotel Properties shareholders.

Accordingly, the Board has unanimously rejected your proposal.

Sincerely,

Mr. Stuart Scott
Chairman of the Board of Trustees

Mr. Michael Barnello
President, Chief Executive Officer and Trustee

On March 23, 2018, representatives of Raymond James had a brief discussion with representatives of LaSalle’s financial advisors regarding the March 6 proposal and LaSalle’s rejection of the proposal. During this discussion, Raymond James requested that LaSalle engage with Pebblebrook and the companies have an in-person meeting to discuss the March 6 proposal. Representatives of LaSalle’s financial advisors responded that LaSalle did not believe it would be appropriate to hold an in-person meeting at that time.

On March 24, 2018, the Pebblebrook Board met telephonically to discuss, among other things, whether to make public Pebblebrook’s offer to acquire LaSalle. Members of Pebblebrook’s management team and representatives of Hunton and Raymond James were present during the telephonic meeting.

Also on March 24, 2018, representatives of Raymond James spoke briefly by telephone with representatives of LaSalle’s financial advisors to inquire again whether LaSalle would be willing to engage in discussions regarding Pebblebrook’s offer. The representatives of LaSalle’s financial advisors said that they would speak with their client. On the night of March 24, 2018, the representatives of LaSalle’s financial advisors again spoke with representatives of Raymond James to restate that LaSalle was rejecting the Pebblebrook offer and would not engage in any discussions with Pebblebrook.

On March 28, 2018, prior to the opening of trading on the NYSE, Pebblebrook issued a press release disclosing the March 6 letter and March 20 letter, as well as LaSalle’s March 22 letter. On March 27, 2018, the LaSalle Common Share closing price on the NYSE was $24.84, which was the last closing price prior to the public announcement of the March 6 proposal.

Subsequently on March 28, 2018, LaSalle issued a press release stating that the LaSalle Board had unanimously rejected Pebblebrook’s unsolicited proposal and providing its rationale for doing so. The press release also indicated that the LaSalle Board continued to be open-minded and would consider any alternatives that enhance long-term shareholder value. However, LaSalle and LaSalle’s advisors had to date been unwilling to have any discussions with Pebblebrook or Pebblebrook’s advisors about the terms and merits of the merger proposal or any concerns LaSalle had with regard to the March 6 proposal. In the same press release, LaSalle also announced its dividend policy for the then-remaining quarters of 2018, stating that LaSalle expected to pay a quarterly dividend of $0.225 per LaSalle Common Share for each of the quarters ending June 30, 2018, September 30, 2018 and December 31, 2018. The amount of the announced quarterly dividend was a 50% reduction from the amount of the quarterly dividend LaSalle had been paying per LaSalle Common Share since April 1, 2015.

On April 5, 2018, representatives of LaSalle’s financial advisors called representatives of Raymond James and BAML, who had been added with Raymond James to be Pebblebrook’s financial advisers, and stated that LaSalle had commenced a formal sale process of LaSalle, which we refer to as LaSalle’s sale process, and that LaSalle’s financial advisors would send a draft mutual confidentiality agreement to Raymond James for Pebblebrook to sign.

Late in the evening on April 5, 2018, Raymond James received a draft mutual confidentiality agreement from LaSalle’s financial advisors. The draft confidentiality agreement provided for, among other things, (i) a standstill provision which prohibited Pebblebrook or LaSalle, as applicable, from taking various actions including making a proposal to acquire the other party or acquiring securities of the other party until the earlier of 18 months after the execution of the confidentiality agreement or the public announcement by the other party of its execution of a definitive agreement to effect a sale of LaSalle (which we refer to as the standstill provision), (ii) a prohibition from making a public announcement or disclosure of a proposal to acquire the other party (which we refer to as the public acquisition proposal prohibition) and (iii) a prohibition from making any public announcement or disclosure concerning the discussions or negotiations taking place between Pebblebrook and LaSalle or any proposed terms being discussed (which we refer to as the public disclosure prohibition).

On April 6, 2018, representatives of LaSalle’s financial advisors had discussions with representatives of Raymond James and BAML regarding the proposed mutual confidentiality agreement. During these discussions, Pebblebrook’s financial advisors expressed one of

Pebblebrook’s concerns about entering into the confidentiality agreement. The advisors stated that Pebblebrook would not enter into a confidentiality agreement with standstill obligations without first receiving assurance that Pebblebrook would be provided the same access to diligence materials and given the same opportunities to participate in LaSalle’s sale process as the other potential bidders in the process. Representatives of LaSalle’s financial advisors stated that Pebblebrook would be provided access to the same diligence information as the other bidders in the process.

On April 9, 2018, Hunton sent to LaSalle’s legal advisors a revised draft of the mutual confidentiality agreement which, among other things, (i) reduced the period of the proposed standstill provision from 18 months to three months, (ii) allowed Pebblebrook to publicly disclose its acquisition proposals and (iii) deleted the public disclosure prohibition.

On April 10, 2018, representatives of Pebblebrook’s financial and legal advisors had a discussion with LaSalle’s financial and legal advisors to discuss the draft mutual confidentiality agreement. In this discussion, Pebblebrook’s financial and legal advisors reiterated Pebblebrook’s concern with the terms of the proposed confidentiality agreement and reminded LaSalle’s advisors that, due to Pebblebrook’s knowledge of the LaSalle portfolio, Pebblebrook did not require additional information from LaSalle to further inform its valuation of LaSalle and did not agree to any specific terms during this discussion.

On April 11, 2018, LaSalle’s legal advisors sent to Hunton a revised draft of the mutual confidentiality agreement. The revised draft confidentiality agreement included (i) the standstill provision with a reduced period from 18 months to a period expiring May 9, 2019 (that is, approximately 12 months), (ii) the public acquisition proposal prohibition and (iii) the public disclosure prohibition.

On April 12, 2018, representatives of Hunton and LaSalle’s outside legal counsel had a discussion in which Hunton indicated that Pebblebrook was not interested in entering into a mutual confidentiality agreement with LaSalle on the terms proposed by LaSalle, as their restrictions and prohibitions were not in the best interests of Pebblebrook or its shareholders, and that Mr. Bortz again was requesting a direct conversation with Mr. Scott. LaSalle’s outside legal counsel responded that it would inform its client of this request.

From April 12 through May 5, 2018, representatives of Raymond James and BAML had a series of discussions with LaSalle’s financial advisors regarding a mutual confidentiality agreement and the period of time during which the restrictions contained in the confidentiality agreement would apply, but LaSalle’s financial advisors advised that LaSalle was not agreeable to Pebblebrook’s requested terms.

On April 13, 2018, the Pebblebrook Board met telephonically to discuss, among other things, whether to increase the financial terms of Pebblebrook’s offer to combine with LaSalle. Members of Pebblebrook’s management team and representatives of Hunton, Raymond James and BAML were present during the telephonic meeting. At the meeting, the Pebblebrook Board authorized management to make a revised offer to LaSalle.

Later on April 13, 2018, Mr. Bortz, on behalf of Pebblebrook and as authorized by the Pebblebrook Board, sent a letter to the LaSalle Board (which we refer to as the April 13 letter, and the proposal set forth therein as the April 13 proposal) stating that Pebblebrook remained committed to a merger of the two companies.

The April 13 letter addressed LaSalle’s stated concerns with respect both to price and mix of consideration by increasing the fixed exchange ratio and by also providing an opportunity for LaSalle shareholders to receive cash instead of Pebblebrook common shares.

The April 13 proposal increased the fixed exchange ratio to 0.8944 Pebblebrook common share for each LaSalle Common Share. As set forth in the April 13 letter, the April 13 proposal resulted in an implied price of $31.75 per share for 100% of the outstanding LaSalle Common Shares based on the Pebblebrook common share closing price on the NYSE of $35.50 on April 13, 2018. The April 13 letter also stated that LaSalle shareholders would be provided with the option to elect to receive cash up to a maximum of 15% in aggregate merger consideration, subject to proration. The April 13 letter indicated that the proposal was not subject to a financing condition. The April 13 letter stated that, with LaSalle’s full cooperation, Pebblebrook believed that the companies could sign a definitive merger agreement within ten business days. The letter also included a summary of certain proposed key terms which included: an exclusivity period of ten business days; a 30-day go-shop period; a break-up fee of 1.25% of equity value during the go-shop period and 3.25% of equity value after the go-shop period; Pebblebrook executives would manage the combined company; a seven-member board of trustees (three independent trustees from each company and Mr. Bortz) would govern the combined company; and no payments or vesting under change in control severance agreements for Pebblebrook’s executive officers. The letter further noted the significant conflicts the proposal caused for the LaSalle management team and stated Pebblebrook’s belief that it would be in the best interest of LaSalle shareholders for the LaSalle Board to form a special committee in order to fairly and appropriately review the proposal. In the letter, Pebblebrook requested a response from LaSalle by April 15, 2018. On April 13, 2018, the LaSalle Common Share closing price on the NYSE was $29.94.

The full text of the April 13 letter follows:

Letter from Pebblebrook to LaSalle dated April 13, 2018

April 13, 2018

Board of Trustees
LaSalle Hotel Properties
7550 Wisconsin Avenue, 10th Floor
Bethesda, MD 20814

Ladies and Gentlemen,

The Board of Pebblebrook remains committed to a merger of our two companies to form a leader in the lodging REIT sector. Collectively we have the opportunity to combine our high-quality portfolios to create a more diversified and robust company, well positioned to succeed in the future and in all phases of the lodging cycle, overseen by a board drawn from both companies. The many strategic, operational and financial rationales for the merger highlighted in our previous letters remain true today, and we are encouraged by the overwhelmingly positive response to the proposed merger from shareholders of both companies as well as the research community.

LaSalle’s response letter to us dated March 22, 2018 indicated price and mix of consideration as the only factors that caused the rejection of our proposal. Based on that response, it would appear LaSalle recognizes, as we do, the many benefits and strong rationale for combining our companies. With your stated concerns regarding price in mind, we are increasing our offer price and providing a cash option for shareholders. Our new proposed terms with respect to merger consideration are as follows:

Revised Price and Form of Consideration: A fixed exchange ratio of 0.8944 Pebblebrook common share for each LaSalle common share, resulting in an implied price of $31.75 per share for 100% of LaSalle’s outstanding common shares based on Pebblebrook’s closing price of $35.50 on April 13, 2018. This offer represents an increase of $1.75 per share or 5.8% over the implied price from our original offer. We are also prepared to provide LaSalle shareholders with the option to elect to receive cash up to a maximum of 15% in aggregate of the merger consideration, subject to pro ration. The implied price of $31.75 per share represents the following premiums for LaSalle’s shareholders:

•	30.2% above the unaffected closing price on March 27, 2018[1];
•	24.5% above the 10-day VWAP on March 27, 2018; and
•	13.9% above Analyst Consensus NAV on March 27, 2018[2]

There remains no financing contingency, and we are prepared to move forward immediately as stated in our original March 6, 2018 proposal letter. We believe that with your full cooperation, we could sign a definitive agreement in ten business days. To that end, we have attached to this letter a summary of key terms of our offer and the process for entering into a definitive agreement (Exhibit A). Please note the following important terms:

•	Our offer allows for LaSalle shareholders to choose their desired cash/stock consideration mix (subject to a cash maximum and pro ration).
•	We provide a “Go Shop” structure that would allow LaSalle to further test the market for superior offers.
•	We propose an exclusivity period of ten business days.
•	We propose that the board of trustees of the combined company be composed of three independent trustees from each of LaSalle and Pebblebrook, and Jon E. Bortz.
•	Severance payments and equity award vesting related to change in control will be waived for all of Pebblebrook’s senior officers.

Despite our repeated outreach, we have unfortunately been unable to have any direct conversations with you about our vision for the combined company or to access any information other than what is publicly available. Nevertheless, we are prepared to move quickly and to allocate all necessary resources to conduct mutual due diligence with your team and simultaneously work towards the mutual execution of a definitive agreement.

We recognize the high-quality nature of your portfolio, and trust you also understand and appreciate the high-quality nature of ours. Our proposal is not the end for either company but rather a strategic combination that will result in enhanced future benefits to all shareholders. Based on our proposal, LaSalle shareholders will own over 50% of the combined company and benefit materially not only from any value enhancement in LaSalle’s current portfolio but also from the value accretion in our portfolio, which we are optimistic about given the many redevelopments we have recently completed and the high-quality and premier locations of our properties. In addition, as shareholders in the combined company under the terms of our proposal, current LaSalle shareholders’ expected annual dividend per share will increase significantly to approximately $1.36 from a current annual rate of $0.92, an increase of 48%, based on Pebblebrook’s current dividend and the proposed exchange ratio.

We are confident our proposal represents greater value to LaSalle’s shareholders than LaSalle could expect to achieve in the foreseeable future on a standalone basis, or from other buyers. As such, and as described in the summary of key terms on the attached Exhibit A, we are willing to agree to a customary 30-day Go-Shop period in which you could solicit alternative proposals. Given the significant conflicts our proposal causes for your management team, we believe it is in the best interest of shareholders for you to form a special committee consisting of independent directors in order to fairly and appropriately review our proposal.

We remain committed to working with you to complete a transaction and hope that our revised proposal will result in you engaging directly and exclusively with us to work toward completing the transaction. We stand by ready to engage immediately and would like to hear from you or your advisors by Sunday evening.

Sincerely yours,

Jon E. Bortz

Chairman, President & CEO
PEBBLEBROOK HOTEL TRUST

[1]	The day prior to the public announcement of our initial offer. Percentage is based on ex-dividend price of $24.39; ex-dividend date on March 28, 2018.
[2]	Analyst Consensus NAV of $27.88 as of March 27, 2018 per SNL.

Exhibit A

Summary of Key Terms of Non-Binding Proposed Combination of
Pebblebrook Hotel Trust (“Pebblebrook”) and LaSalle Hotel Properties (“LaSalle”)

1. Merger Consideration (shares; LaSalle shareholders’ option for up to 15% in cash):

o	fixed exchange ratio of 0.8944 Pebblebrook common share for each outstanding LaSalle common share
o	each LaSalle shareholder has option to elect to receive a cash/stock consideration mix (subject to 15% aggregate cash cap and pro rata cutbacks)
o	Pebblebrook to exchange new preferred shares for LaSalle’s existing preferred shares (with substantially identical terms)

2. Governance

o	Pebblebrook senior executives to manage combined company
o	7-member Board of Trustees: three independent trustees from each company and Jon E. Bortz

3. Financing Sources (no financing contingencies):

o	Pebblebrook to issue its common and preferred shares for the equity consideration
o	Pebblebrook to assume or repay LaSalle’s term loans and first mortgage loans

4. Due Diligence (accelerated, customary, reciprocal):

o	10 business days for confirmatory due diligence regarding key financial, operational, environmental, regulatory, legal and tax aspects of LaSalle (and Pebblebrook)

5. Representations, Warranties and Covenants (customary, reciprocal):

o	customary and reciprocal to both LaSalle and Pebblebrook

6. 10- business day Exclusivity Period; Consummation after shareholder approvals:

o	10-business day exclusivity period, for good-faith negotiation and execution of definitive agreement
o	consummation as soon as practicable following the receipt of shareholder approvals from both Pebblebrook and LaSalle

7. 30-day Go-Shop:

o	LaSalle to have right to a 30-day Go-Shop period for an alternative transaction, subject to customary matching and information rights

8. Break-up Fee:

o	1.25% of equity value during Go-Shop period
o	3.25% of equity value after Go-Shop period

9. Pebblebrook Board Approval:

o	Pebblebrook’s Board of Trustees has approved the terms contained herein

10. Above terms subject to the following assumptions and conditions:

o	negotiation and execution of a definitive agreement
o	satisfactory completion of due diligence
o	change in control severance costs of approximately $20.2 million under LaSalle agreements
o	no payments or vesting under change in control severance agreements for Pebblebrook’s executive officers

This summary is non-binding and neither party shall be under any legal obligation with respect to a merger transaction unless and until each party executes a definitive merger agreement.

On April 14, 2018, Mr. Barnello contacted Mr. Bortz to schedule a time on April 15, 2018 to discuss the following: (i) LaSalle was open to a meeting, and that Messrs. Barnello, Scott and Foland of LaSalle were available to meet with Pebblebrook’s representatives on Tuesday morning, April 17, 2018, in New York City; (ii) LaSalle wanted Pebblebrook to enter into a mutual confidentiality agreement in order for Pebblebrook to participate in LaSalle’s sale process, and that LaSalle’s legal advisor would be sending to Hunton another revised draft of the mutual confidentiality agreement; and (iii) Pebblebrook’s April 13 proposal was shared with the LaSalle Board and that the LaSalle Board would evaluate the proposal.

Later on April 14, 2018, LaSalle’s legal advisors sent to Hunton a revised draft of the mutual confidentiality agreement. The revised draft confidentiality agreement provided for, among other things, (i) the standstill provision with a three-month term, (ii) the public acquisition proposal prohibition and (iii) the public disclosure prohibition.

On April 15, 2018, Mr. Barnello called Mr. Bortz and indicated that the LaSalle Board had received Pebblebrook’s April 13 proposal and was evaluating it. Mr. Barnello also indicated that LaSalle had proposed a revised mutual confidentiality agreement with the standstill provision for a reduced period of three months. Mr. Barnello also offered to schedule a meeting among Mr. Bortz and certain members of the LaSalle Board, including Mr. Scott, on April 17, 2018 in New York City, contingent on Pebblebrook not publicly disclosing the April 13 letter, and preferably after execution of a mutual confidentiality agreement. Mr. Bortz responded that Pebblebrook was not interested in entering into a mutual confidentiality agreement with LaSalle on the terms proposed, as Pebblebrook did not need additional information about LaSalle due to Pebblebrook’s knowledge of the LaSalle portfolio. Mr. Bortz also indicated that neither he nor other members of the Pebblebrook Board could attend a meeting on the date Mr. Barnello proposed since the Pebblebrook Board would be conducting its regular quarterly meeting on that date in Florida. An alternative date was not proposed by either party. Mr. Bortz also indicated that it would not be appropriate for him to say whether or not Pebblebrook was going to publicly release the April 13 letter.

On April 16, 2018, prior to the opening of trading on the NYSE, Pebblebrook issued a press release disclosing the April 13 letter.

Subsequently on April 16, 2018, LaSalle issued a press release confirming that the LaSalle Board was reviewing Pebblebrook’s April 13 proposal.

On April 17, 2018, the night before the Pebblebrook Board met for its regular quarterly meeting, the Pebblebrook Board, members of Pebblebrook management and Pebblebrook’s legal advisors met for dinner and discussed in detail the potential combination of the two companies and the status of Pebblebrook’s attempts to engage LaSalle in negotiations to that end. The discussion addressed the possibility of Pebblebrook further increasing the financial terms of its offer to acquire LaSalle.

On April 19, 2018, Mr. Bortz corresponded with the Pebblebrook Board regarding making another merger offer to LaSalle, characterized as a best and final offer, on the terms previously discussed with the Pebblebrook Board. The Pebblebrook Board unanimously approved such terms, including increasing the aggregate limit of the cash consideration from 15% to 20% and increasing the implied merger price by approximately $0.50 per LaSalle Common Share through an increase in the exchange ratio.

Later on April 19, 2018, Mr. Bortz sent a letter to the LaSalle Board in which Pebblebrook proposed that LaSalle conduct a due diligence review of Pebblebrook to better understand Pebblebrook’s business and evaluate Pebblebrook’s April 13 proposal. Pebblebrook proposed that LaSalle enter into a one-way confidentiality agreement (without standstill covenants) pursuant to which LaSalle would receive information from Pebblebrook but Pebblebrook would not receive information from LaSalle, and enclosed a copy of the proposed confidentiality agreement. In the letter, Pebblebrook stated that it did not require LaSalle to provide Pebblebrook with any LaSalle information under the proposed one-way confidentiality agreement. Pebblebrook’s proposed confidentiality agreement did not include (i) the standstill provision, (ii) the public acquisition proposal prohibition or (iii) the public disclosure prohibition.

On April 20, 2018, Mr. Bortz, on behalf of Pebblebrook and as authorized by the Pebblebrook Board, sent a letter to the LaSalle Board (which we refer to as the April 20 letter, and the proposal set forth therein as the April 20 proposal). The April 20 letter stated that Pebblebrook was making a final offer to LaSalle. The April 20 proposal provided for a fixed exchange ratio of 0.9085 Pebblebrook common share for each LaSalle Common Share. As set forth in the April 20 letter, the April 20 proposal resulted in an implied price of $32.49 per share for 100% of the outstanding LaSalle Common Shares based on the Pebblebrook common share closing price on the NYSE of $35.76 on April 19, 2018, representing an increase of $2.49 per share, or 8.3%, over the implied price from Pebblebrook’s original offer to LaSalle, which was presented to LaSalle in the March 6 letter. The April 20 letter also stated that LaSalle shareholders would be provided with the option to elect to receive cash up to a maximum of 20% in aggregate merger consideration, subject to proration, which was an increase from the 15% maximum previously proposed. The April 20 letter indicated that the proposal was not subject to a financing condition. The letter stated that the other key terms proposed in the April 13 letter remained unchanged and that Pebblebrook would send LaSalle a draft merger agreement shortly.

The full text of the April 20 letter follows:

Letter from Pebblebrook to LaSalle dated April 20, 2018

April 20, 2018

Board of Trustees
LaSalle Hotel Properties
7550 Wisconsin Avenue, 10th Floor
Bethesda, MD 20814

Ladies and Gentlemen,

We have not received a response from you regarding our revised offer detailed in our April 13, 2018 letter. Nevertheless, we understand that you may be evaluating other offers which may be at prices lower than ours. Before entering into an agreement to accept any such offer accompanied by a break-up fee, potentially depriving shareholders of a higher-value transaction, we urge you to consider our proposal and engage in discussions with us. To ensure that you have the best proposal for your shareholders to consider, we offer the following as our final offer:

Revised Price and Form of Consideration: A fixed exchange ratio of 0.9085 Pebblebrook common share for each LaSalle common share, resulting in an implied price of $32.49 per share for 100% of LaSalle’s outstanding common shares based on Pebblebrook’s closing price of $35.76 on April 19, 2018. This offer represents an increase of $2.49 per share, or 8.3%, over the implied price from our original offer. We are also prepared to provide LaSalle shareholders with the option to elect to receive cash up to a maximum of 20% in aggregate of the merger consideration, subject to pro ration. The new implied price of $32.49 per share represents the following premiums for LaSalle’s shareholders:

•	33.2% above the unaffected closing price on March 27, 2018[1];

•	27.4% above the 10-day VWAP on March 27, 2018;
•	16.5% above analyst consensus NAV on March 27, 2018[2]; and
•	28.3% above analyst consensus price target[3] (47.7% and 30.0% above the price targets of $22.00 and $25.00, respectively, of your financial advisors4).

The other key terms proposed in our April 13, 2018 letter remain unchanged and we have again attached as Exhibit A to this letter a summary of the key terms of our revised offer. We will send you a draft merger agreement shortly. We believe that Exhibit A and the forthcoming draft merger agreement provide you and your advisors with all the information typically required in a bid proposal and allows you to evaluate our offer fully and fairly. Recently, we offered to provide you and your advisors access to Pebblebrook’s confidential information to assist you in evaluating our proposal. To the extent you require additional information to be able to evaluate our offer fully and fairly, please let us know.

We note again that there was strong public shareholder and research community support for our original offer several weeks ago, even though that offer did not include a cash component, and was at a lower price. We have addressed your previously stated concern around price by increasing the offered amount of Pebblebrook shares, which we note are trading at a level significantly lower than the research community’s consensus price target of $38.285 per share.

To address your previously stated concern about the “mix” of consideration in our original offer, we included a cash component in our first revised offer and have increased the cash component from 15% to 20% in our final offer. Due to the substantial cross-ownership of approximately 70%6 of LaSalle’s shares by shareholders that also own Pebblebrook shares, and since we calculate approximately 40% of LaSalle’s shareholders are index or ETF investors6, we believe the vast majority of LaSalle shareholders have already demonstrated their desire or need to own Pebblebrook shares and will not elect the cash option, particularly in light of the tax benefits offered through a stock-for-stock merger, preferring instead to own shares in the combined company. As a result, we believe any LaSalle shareholders that so desire may receive individual cash consideration substantially in excess of 20%.

We continue to believe that there will be substantial long-term strategic benefits from combining our companies with significant potential value creation for LaSalle shareholders that would be unavailable in the case of an all-cash offer.

We look forward to hearing from you.

Sincerely yours,

Jon E. Bortz
Chairman, President & CEO
Pebblebrook Hotel Trust

[1]	The day prior to the public announcement of our initial offer. Percentage is based on ex-dividend price of $24.39; ex-dividend date on March 28, 2018.
[2]	Analyst consensus NAV of $27.88 as of March 27, 2018 per SNL.
[3]	Analyst consensus price target of $25.33 as of March 27, 2018 per Bloomberg.
[4]	Research analyst reports as of March 12, 2018 and February 20, 2018.
[5]	Source: Bloomberg, as of April 20, 2018.
[6]	Source: Capital IQ, as of March 2, 2018 and based on December 31, 2017 filings.

Exhibit A

Summary of Key Terms of Non-Binding Proposed Combination of
Pebblebrook Hotel Trust (“Pebblebrook”) and LaSalle Hotel Properties (“LaSalle”)

1. Merger Consideration (shares; LaSalle shareholders’ option for up to 20% in cash):

o	fixed exchange ratio of 0.9085 Pebblebrook common share for each outstanding LaSalle common share
o	each LaSalle shareholder has option to elect to receive a cash/stock consideration mix (subject to 20% aggregate cash cap and pro rata cutbacks)
o	Pebblebrook to exchange new preferred shares for LaSalle’s existing preferred shares (with substantially identical terms)

2. Governance

o	Pebblebrook senior executives to manage combined company
o	7-member Board of Trustees: three independent trustees from each company and Jon E. Bortz

3. Financing Sources (no financing contingencies):

o	Pebblebrook to issue its common and preferred shares for the equity consideration
o	Pebblebrook to assume or repay LaSalle’s term loans and first mortgage loans

4. Due Diligence (accelerated. customary. reciprocal);

o	10 business days for confirmatory due diligence regarding key financial, operational, environmental, regulatory, legal and tax aspects of LaSalle (and Pebblebrook)

5. Representations, Warranties and Covenants (customary. reciprocal):

o	customary and reciprocal to both LaSalle and Pebblebrook

6. 10-business day Exclusivity Period: Consummation after shareholder approvals:

o	10-business day exclusivity period, for good-faith negotiation and execution of definitive agreement
o	consummation as soon as practicable following the receipt of shareholder approvals from both Pebblebrook and LaSalle

7. 30-day Go-Shop:

o	LaSalle to have right to a 30-day Go-Shop period for an alternative transaction, subject to customary matching and information rights

8. Break-up Fee:

o	1.25% of equity value during Go-Shop period
o	3.25% of equity value after Go-Shop period

9. Pebblebrook Board Approval:

o	Pebblebrook’s Board of Trustees has approved the terms contained herein

10. Above terms subject to the following assumptions and conditions:

o	negotiation and execution of a definitive agreement
o	satisfactory completion of due diligence
o	change in control severance costs of approximately $20.2 million under LaSalle agreements

o	no payments or vesting under change in control severance agreements for Pebblebrook’s executive officers

This summary is non-binding and neither party shall be under any legal obligation with respect to a merger transaction unless and until each party executes a definitive merger agreement.

On April 21, 2018, Mr. Bortz sent an email to Mr. Scott and indicated that he would be interested in discussing Pebblebrook’s April 20 proposal with Mr. Scott. Mr. Scott replied that Mr. Bortz should talk to Mr. Barnello.

On April 24, 2018, prior to the opening of trading on the NYSE, Pebblebrook issued a press release disclosing the April 20 letter.

Subsequently on April 24, 2018, LaSalle issued a press release confirming that the LaSalle Board would carefully review the April 20 letter.

Later on April 24, 2018, Mr. Bortz, on behalf of Pebblebrook and as authorized by the Pebblebrook Board, sent a letter to the LaSalle Board enclosing a proposed draft merger agreement as referenced in Pebblebrook’s April 20 letter and consistent with the terms of the April 20 proposal. The draft merger agreement also provided that LaSalle’s shareholders would be provided with the option to elect to receive a cash amount per LaSalle Common Share, up to a maximum of 20% of the aggregate number of LaSalle Common Shares outstanding immediately prior to the closing, subject to proration.

On April 27, 2018, Pebblebrook conducted its quarterly earnings call relating to its financial and operating results for the first quarter, which exceeded Pebblebrook’s original outlook for the first quarter. During the call, Mr. Bortz reiterated Pebblebrook’s interest in pursuing an acquisition of LaSalle and stated that the research analysts and institutional investors had been vocal in their strong support of the combination.

On May 1, 2018, a representative of one of LaSalle’s financial advisors spoke with Mr. Bortz and indicated LaSalle’s continued interest in negotiating a mutual confidentiality agreement with Pebblebrook and his willingness to facilitate discussions to that end. After a series of discussions on this topic, Mr. Bortz indicated that, under certain terms similar to previous discussions, Pebblebrook might be interested in re-initiating discussions regarding a mutual confidentiality agreement.

On May 2, 2018, Hunton sent to LaSalle’s legal advisors a revised draft of the mutual confidentiality agreement. In its revised draft confidentiality agreement, Pebblebrook included (i) the standstill provision, (ii) the public acquisition proposal prohibition and (iii) the public disclosure prohibition (each of which Pebblebrook proposed would expire 14 days after the execution of the confidentiality agreement).

From May 2 through May 5, 2018, representatives of Hunton, Raymond James and BAML, with input from, and at the direction of, Pebblebrook’s management, had various discussions with LaSalle’s financial and legal advisors regarding the length of the time that the prohibitions set forth in the mutual confidentiality agreement would apply. During these discussions, Pebblebrook’s financial and legal advisors indicated that Pebblebrook would not enter into a confidentiality agreement which contained restrictions limiting Pebblebrook’s ability to act beyond June 4, 2018, which was the beginning of the week of the Nareit REITweek: 2018 Investor Conference in New York.

On the morning of May 4, 2018, LaSalle’s legal advisors sent to Hunton a revised draft of the mutual confidentiality agreement which provided that the restrictions set forth therein would apply for 45 days. Later that day, Mr. Bortz spoke with a representative of one of LaSalle’s financial advisors and conveyed that LaSalle’s proposal was not acceptable and that Pebblebrook would only agree to restrictions that would expire on June 4, 2018.

On May 5, 2018, LaSalle’s legal advisors sent to Hunton a revised draft of the mutual confidentiality agreement which reflected Pebblebrook’s request that the restrictions set forth therein would terminate on June 4, 2018.

Later on May 5, 2018, Pebblebrook and LaSalle entered into a mutual confidentiality agreement. The executed confidentiality agreement included, among other things, (i) the standstill provision, (ii) the public acquisition proposal prohibition and (iii) the public disclosure prohibition (each of which would expire on June 4, 2018). The confidentiality agreement also permitted Pebblebrook to make confidential proposals to LaSalle at any time and provided that the standstill provision would terminate prior to June 4, 2018 if there was a public announcement by LaSalle of its execution of a definitive agreement to effect a sale of LaSalle to a party other than Pebblebrook. Following execution of the mutual confidentially agreement, Pebblebrook was provided access to an online data room containing information regarding LaSalle and its properties and LaSalle was provided access to an online data room containing information regarding Pebblebrook and its properties.

On May 8, 2018, Raymond James received a bid process letter, or the Bid Process Letter, from LaSalle’s financial and legal advisors which set a bid deadline of May 16, 2018 and requested written comments to LaSalle’s proposed form of merger agreement by May 14, 2018.

Also on May 8, 2018, Raymond James received a draft merger agreement from LaSalle’s financial advisors. The draft merger agreement contemplated, among other things, a customary business combination merger and a LaSalle termination fee equal to 2% of the aggregate equity value of LaSalle if the merger agreement was terminated under certain circumstances. The draft merger agreement also provided that LaSalle shareholders would be provided with the option to elect to receive a cash amount per LaSalle Common Share equal to the exchange ratio multiplied by the five-day volume weighted average price of Pebblebrook common shares ending on the trading day immediately before execution of a definitive merger agreement, up to a maximum of 20% of the aggregate number of LaSalle Common Shares outstanding immediately prior to the closing, subject to proration.

On May 10, 2018, LaSalle announced its financial results for the first quarter of 2018. LaSalle reported first quarter results that exceeded LaSalle’s expectations. In its announcement, LaSalle raised its full-year outlook for 2018 to account for outperformance during the first quarter and second quarter outlook, increasing its guidance for RevPAR, Hotel EBITDAre margin, Adjusted EBITDAre and Adjusted FFO per diluted share (each as defined by LaSalle in the announcement) for the remainder of 2018. On May 10, 2018, the closing price per LaSalle Common Share on the NYSE was $31.43.

Also on May 10, 2018, the Pebblebrook Board met telephonically to discuss, among other things, the status of Pebblebrook’s review of the draft merger agreement provided by LaSalle and discussions with BAML regarding a commitment letter for a bridge loan to fund the cash portion of the proposed transaction. Members of Pebblebrook’s management team and representatives of Hunton, Raymond James and BAML were present during the telephonic meeting. Mr. Martz informed the Pebblebrook Board of the results of the due diligence review of LaSalle conducted by Pebblebrook, Hunton, Raymond James and BAML. Mr. Martz noted that shortly after Pebblebrook’s first proposal to LaSalle on March 6, 2018, the LaSalle Board had adopted an employee retention bonus plan pursuant to which retention bonuses in the aggregate amount of approximately $8 million had been awarded to LaSalle’s employees. Mr. Martz further noted that such bonuses were payable at closing and therefore would not provide any incentive to such employees to remain employed with the combined company. Mr. Martz further noted that the due diligence review had found that LaSalle’s one-time transaction costs arising from employee compensation, severance, and retention bonuses and LaSalle’s legal and financial advisors’ fees, totaled approximately $115 million. Mr. Bortz noted that Pebblebrook’s offer would need to take into consideration the higher one-time expenses, especially the legal and financial advisors’ fees, to which LaSalle had committed itself to pay and the approximately $50 million in golden parachute payments and excise tax gross-up payments expected by LaSalle for its executive officers.

On May 11, 2018, executive officers of Pebblebrook together with Pebblebrook’s financial advisors met with LaSalle’s executive officers and LaSalle’s financial advisors. Each company’s management team made a presentation at this meeting and responded to questions.

On May 14, 2018, HG Vora Capital Management, LLC, or HG Vora, filed an amendment to its Schedule 13D reporting beneficial ownership of 9.1% of the outstanding LaSalle Common Shares. The amendment to HG Vora’s Schedule 13D also disclosed a letter that it had sent to the LaSalle Board stating that it believed that a sale of LaSalle on the terms of Pebblebrook’s April 20 proposal or better would be superior to any credible standalone plan.

On May 14, 2018, Hunton provided Pebblebrook’s initial comments on the draft merger agreement to LaSalle’s legal advisors.

During the period from May 15 through May 19, 2018, representatives of LaSalle’s legal advisors and Hunton exchanged drafts and participated in discussions regarding the terms of the merger agreement and related agreements. The key issues negotiated with respect to the merger agreement and related agreements included, among other things: the provisions regarding the vesting of LaSalle’s equity awards made to executive officers; the provisions regarding employee benefit plans, severance and other compensation matters; the retention bonuses granted to LaSalle employees to be awarded upon the consummation of a sale of LaSalle irrespective of whether the recipient would remain with the combined company; the provisions regarding the guarantee, and full payment at closing, of a pro rata annual cash bonus to each LaSalle employee; the representations and warranties to be made by the parties; the restrictions on the conduct of the parties’ businesses until completion of the transaction; the definition of material adverse effect; the conditions to completion of the mergers; LaSalle’s obligations to cooperate with Pebblebrook’s financing efforts; the parties’ ability to participate in discussions or negotiations with third parties relating to unsolicited acquisition proposals; the right of the parties’ boards to change their recommendation that shareholders approve the merger in response to a superior proposal or otherwise; the parties’ right to terminate the merger agreement to accept a superior proposal under certain conditions; the other termination provisions and the triggers of the termination fees payable by the parties; the treatment of consideration for shares held by LaSalle executives, trustees and employees; the remedies available to each party under the merger agreement; and the amounts of the LaSalle termination fee and Pebblebrook termination fee. During the negotiations, Pebblebrook indicated that it could not agree to LaSalle’s repeated requests that all officer, trustee and employee equity awards be cashed out in full instead of having the same cash election rights with the possibility of being cut back on a pro rata basis as all other LaSalle common shareholders.

On May 16, 2018, the Pebblebrook Board met telephonically to discuss, among other things, the status of Pebblebrook’s efforts to merge with LaSalle and to authorize management to submit an offer letter and draft merger agreement to LaSalle that day as requested by LaSalle in the Bid Process Letter. Members of Pebblebrook’s management team and representatives of Hunton, Raymond James and BAML were present during the telephonic meeting.

Also on May 16, 2018, Hunton delivered, on behalf of Pebblebrook as authorized by the Pebblebrook Board, in accordance with, and pursuant to, the Bid Process Letter, Pebblebrook’s offer letter, draft merger agreement and a bridge loan commitment letter executed by Bank of America, N.A. providing for a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $1,750,000,000 intended to fund any cash required by Pebblebrook to complete the proposed transaction. The offer letter set forth a proposal (which we refer to as the May 16 proposal) with a fixed exchange ratio and a cash election provision at the same levels as set forth in Pebblebrook’s April 20 proposal. The implied price of Pebblebrook’s May 16 proposal was $34.58 per LaSalle Common Share, based on an exchange ratio of 0.9085 and the Pebblebrook common share closing price on the NYSE of $38.06 on May 16, 2018.

Later on May 16, 2018, LaSalle’s legal advisors provided a revised draft of the merger agreement, addressing few of the issues raised by Pebblebrook, to Hunton and instructed Hunton that any further revisions should be presented by noon on May 18, 2018.

On May 17, 2018, a representative of LaSalle’s legal advisors informed a representative of BAML that the LaSalle Board would hold a meeting later in the week to consider the proposals it had received with the goal of selecting a winning bidder, finalizing definitive documentation and publicly announcing a transaction prior to the opening of trading on May 21, 2018.

In the evening on May 17, 2018, representatives of Hunton spoke by telephone with representatives of LaSalle’s legal advisors to ask for an explanation of the terms of LaSalle’s May 16, 2018 draft of the merger agreement. LaSalle’s legal advisors stated that the LaSalle Board wanted Pebblebrook to make a specific proposal with respect to the composition of the board of trustees of the combined company. Hunton stated that Pebblebrook was not currently in a position to determine which of LaSalle’s trustees should join the board of trustees of the combined company. LaSalle’s legal advisors again requested that Pebblebrook present a revised draft of the merger agreement to LaSalle by noon on May 18, 2018.

According to the LaSalle Proxy Statement, the LaSalle advisory transaction committee concluded during its meeting on May 17, 2018 that both Blackstone’s proposal (then at $33.00 per share) and Pebblebrook’s proposal (then at a 0.9085 fixed exchange ratio (or an implied price of $34.58 per share) with a cash election option for up to 20% of the LaSalle Common Shares) would, if consummated, provide greater certainty of value (and less risk) at that time to LaSalle shareholders relative to the potential trading price of LaSalle Common Shares over a longer period as a standalone company. According to the LaSalle Proxy Statement, the LaSalle Board had established the transaction advisory committee to assist the LaSalle Board, in between meetings of the LaSalle Board, in considering the March 6 proposal and the range of alternative actions available to LaSalle.

On May 18, 2018, a representative of BAML called a representative of LaSalle’s legal advisors and requested an update on the status of LaSalle’s sale process and the LaSalle Board’s deliberations. The representative of LaSalle’s legal advisors indicated that the LaSalle Board was meeting at that time but that representatives of LaSalle’s financial advisors would contact Pebblebrook’s financial advisors following the conclusion of that meeting. In response, the representative of BAML stated that in order to make progress in the negotiations, LaSalle should delineate specific terms that the LaSalle Board was requesting from Pebblebrook. Representatives of LaSalle’s legal advisors responded that they would discuss this request with LaSalle and revert back afterwards.

According to the LaSalle Proxy Statement, the LaSalle Board concluded during its meeting on May 18, 2018 that both Blackstone’s proposal (then at $33.00 per share) and Pebblebrook’s May 16 proposal (then at a 0.9085 fixed exchange ratio (or an implied price of $34.58 per share) with a cash election option for up to 20% of the LaSalle Common Shares) would, if consummated, provide greater certainty of value (and less risk) to LaSalle shareholders relative to the potential trading price of LaSalle Common Shares over a longer period after accounting for the long-term risks to LaSalle’s business resulting from operational execution risk and evolving industry dynamics.

In the early afternoon of May 18, 2018, representatives of LaSalle’s financial advisors contacted representatives of Raymond James and BAML and informed them of the feedback from the LaSalle Board on Pebblebrook’s proposal. The representatives of LaSalle’s financial advisors indicated that the LaSalle Board was seeking an increase in the exchange ratio and more protection for LaSalle’s shareholders in the event that Pebblebrook’s share price declined between the signing and the closing of the transaction.

Shortly thereafter, representatives of Hunton provided to LaSalle’s legal advisors a revised draft of the merger agreement that LaSalle’s legal advisors had provided to Hunton on May 14, 2018. The revised draft reflected, among other things, Pebblebrook’s position not to treat the LaSalle Common Shares held by LaSalle’s executive officers preferentially compared to the LaSalle Common Shares held by the rest of LaSalle’s shareholders. That is, although Pebblebrook would agree to permit the LaSalle executive officers’ performance shares and restricted shares to vest in connection with the acquisition of LaSalle by Pebblebrook (notwithstanding that the agreements pursuant to which such shares had been awarded would not have automatically permitted vesting upon such acquisition), Pebblebrook required that such shares should receive the same merger consideration—the fixed exchange ratio of Pebblebrook common shares with the option to elect cash, subject to pro rata cutbacks—as the rest of LaSalle’s shareholders and not automatically be exchanged for all cash, as LaSalle’s May 14, 2018 draft of the merger agreement had contemplated. On May 18, 2018, the Pebblebrook common share closing price on the NYSE was $39.01.

Later in the afternoon of May 18, 2018, after discussions with Pebblebrook management, representatives of Raymond James and BAML conveyed to representatives of LaSalle’s financial advisors that Pebblebrook was not willing to increase the exchange ratio, the cash component (or cap), or provide a pricing collar, as a pricing collar was not appropriate or customary in a REIT industry stock-for-stock transaction when the target’s common shares are listed on a major stock exchange. Representatives of Raymond James and BAML indicated that Pebblebrook maintained its most recent proposal.

At approximately 10:45 p.m. on May 18, 2018, representatives of one of LaSalle’s financial advisors had a discussion with representatives of BAML and indicated that the next morning LaSalle would provide Pebblebrook, through representatives of LaSalle’s financial advisors, specific guidance on what changes Pebblebrook would need to make to its proposal in order to increase its chance of being successful.

At approximately 9:00 a.m. on May 19, 2018, representatives of LaSalle’s financial advisors orally communicated to Raymond James and BAML the following terms:

•	Pebblebrook would need to increase its proposed exchange ratio from 0.9085 to 0.9250;
•	Pebblebrook would need to agree to an asymmetrical collar with 10% downside protection for LaSalle; and
•

Pebblebrook would need to submit a new revised draft of the merger agreement reflecting more of LaSalle’s proposed terms than the draft merger agreement provided by Hunton to LaSalle’s legal advisors on May 18, 2018.

In these discussions, Raymond James and BAML stated that Pebblebrook would not provide a pricing collar, whether symmetrical or asymmetrical, because such collars are not appropriate or customary in a REIT industry stock-for-stock transaction when the target’s common shares are listed on a major stock exchange. Raymond James and BAML further stated that a collar would be particularly inappropriate in this situation because Pebblebrook’s several offers to merge with LaSalle had already been publicly disclosed and supported by research analysts and institutional investors and Pebblebrook’s shares thus traded at price levels that reflected the potential of a merger.

Also in these discussions, representatives of LaSalle’s financial advisors indicated to Raymond James and BAML that LaSalle would need responses from Pebblebrook by noon on May 19, 2018. Representatives of LaSalle’s financial advisors further indicated that if Pebblebrook did not agree to these terms the LaSalle Board was likely to move forward with a proposal from another party.

Shortly before noon on May 19, 2018, as requested by LaSalle’s financial advisors, representatives of Raymond James and BAML orally provided representatives of LaSalle’s financial advisors with a revised proposal consisting of the following terms (which we refer to as the May 19 proposal) and indicated that this was Pebblebrook’s best and final offer:

•

Pebblebrook would improve its proposed exchange ratio to 0.92 (representing an implied price of $35.89 per LaSalle Common Share based on the May 18, 2018 Pebblebrook common share closing price on the NYSE of $39.01);

•

Pebblebrook would provide LaSalle shareholders the option to elect to receive a cash amount per LaSalle Common Share, up to a maximum of 20% of the aggregate number of LaSalle Common Shares outstanding immediately prior to the closing, subject to proration;

•	Pebblebrook continued to believe that a pricing collar was not appropriate or customary but remained open to negotiating alternative methods to address LaSalle’s stated concern; and
•	Pebblebrook wanted to have a call to discuss the merger agreement rather than submitting another revised draft.

Soon thereafter, on May 19, 2018, representatives of the financial and legal advisors of both companies had a call to discuss the open issues in the merger agreement. Thereafter, Pebblebrook and its financial and legal advisors received no further communication from LaSalle or its financial and legal advisors prior to LaSalle’s May 21, 2018 press release announcing the execution of the BRE Merger Agreement.

On the morning of May 20, 2018, a representative of BAML tried to speak with a representative of one of LaSalle’s financial advisors, but the LaSalle financial advisor did not answer his telephone and the representative of BAML left a voicemail message requesting a return call to discuss LaSalle’s response to Pebblebrook’s increased offer terms. Pebblebrook’s financial advisors did not receive a return call from LaSalle’s financial advisors.

On the morning of May 21, 2018, prior to the opening of trading on the NYSE, LaSalle and BRE issued a joint press release announcing the execution of the BRE Merger Agreement.

Also on May 21, 2018, Pebblebrook issued a statement in response to LaSalle’s announcement regarding the execution of the BRE Merger Agreement, indicating Pebblebrook had increased its offer to merge with LaSalle at a fixed exchange ratio of 0.92 Pebblebrook common share for each LaSalle Common Share and the option for LaSalle shareholders to elect to receive a cash amount per LaSalle Common Share, up to a maximum of 20% of the aggregate number of LaSalle Common Shares outstanding immediately prior to the closing, subject to proration. The implied offer price in the statement was $35.89 per LaSalle Common Share, representing a premium of $2.39 per LaSalle Common Share, or 7.1%, above the $33.50 fixed cash price agreed to by LaSalle in the BRE Merger Agreement.

On June 10, 2018, the Pebblebrook Board met telephonically to discuss, among other things, LaSalle’s announced BRE Merger Agreement and Pebblebrook’s ongoing interest in combining with LaSalle and to authorize Pebblebrook’s management to submit another increased proposal to LaSalle. Members of Pebblebrook’s management team and representatives of Hunton, Raymond James and BAML were present during the telephonic meeting.

On the morning of June 11, 2018, prior to the opening of trading on the NYSE, Mr. Bortz, on behalf of Pebblebrook and as authorized by the Pebblebrook Board, sent a letter to the LaSalle Board (which we refer to as the June 11 letter, and the proposal set forth therein as the June 11 proposal). The June 11 proposal provided for a fixed exchange ratio of 0.92 Pebblebrook common share for each LaSalle Common Share (the same exchange ratio as set forth in Pebblebrook’s proposal on May 19, 2018), which represented an implied price of $37.80 per share based on Pebblebrook’s 5-day VWAP as of June 8, 2018, a premium of $4.30, or 13%, above the $33.50 agreed to by LaSalle in the BRE Merger Agreement. The June 11 proposal also provided that LaSalle’s shareholders would have the option to elect a fixed amount of cash of $37.80 per LaSalle Common Share for up to a maximum of 20% of the aggregate number of LaSalle Common Shares outstanding immediately prior to the closing, subject to proration. The letter also included a summary of certain proposed key terms which included: Pebblebrook executives would manage the combined company; the June 11 proposal was not contingent on financing or further due diligence; a break-up fee of $112 million (which is the same amount of the break-up fee agreed to in the BRE Merger Agreement); and no payments or vesting under change in control severance agreements for Pebblebrook’s executive officers. The June 11 letter also stated that Pebblebrook was prepared to enter into a merger agreement essentially identical to the BRE Merger Agreement adapted to reflect the terms of the June 11 proposal and that Pebblebrook would send a draft of such merger agreement under separate cover. Shortly before 9:00 a.m. that morning, Hunton sent the draft merger agreement to LaSalle’s legal advisors.

The full text of the June 11 letter follows:

Letter from Pebblebrook to LaSalle dated June 11, 2018

June 11, 2018

Board of Trustees
LaSalle Hotel Properties
7550 Wisconsin Avenue, 10th Floor
Bethesda, MD 20814

Ladies and Gentlemen,

The Board of Trustees of Pebblebrook Hotel Trust remains highly focused on a strategic combination of our company with LaSalle Hotel Properties. We are providing this revised higher offer today and urge you to objectively consider the merits and benefits to LaSalle shareholders of the strategic combination and accept our offer.

Our acquisition proposal is superior, by far, to the agreement LaSalle entered into with Blackstone. Under our proposal, LaSalle shareholders will receive consideration of substantially greater value today and will be able to participate in the value creation of the combined company in the future.

Offer and Form of Consideration: Our offer of a combination of shares and cash equals an implied price of $37.801 based on a fixed exchange ratio of 0.92 Pebblebrook common share for each LaSalle common share. LaSalle shareholders will have the option for each share they own to elect either a) a fixed amount of $37.80 in cash; or b) a fixed exchange ratio of 0.92 Pebblebrook share. A maximum of 20% of the outstanding LaSalle shares will receive cash and those electing cash will be subject to pro rata cutbacks in the event more than 20% of LaSalle shares elect cash. Our proposal takes into account the $112 million termination fee agreed to in the current agreement with Blackstone.

•	Our $37.80[1] per share offer represents a premium of 13% to the current Blackstone agreement of $33.50 per share.

Our offer clearly represents a superior value proposition to LaSalle shareholders and we urge you to exercise your fiduciary duty and termination rights and enter into a merger agreement with Pebblebrook to allow LaSalle shareholders the opportunity to approve our higher offer. We are not aware of any listed equity REIT M&A transaction since 2006 in which a target has agreed to a cash offer at a discount of greater than 1% compared to a competing share or share and cash offer.2

We are prepared to enter into a merger agreement essentially identical to the Blackstone agreement adapted merely to reflect our proposed merger terms. The key terms of our proposed agreement are set forth in the attached Exhibit A, and we are simultaneously sending you the full merger agreement under separate cover.

Pebblebrook’s track record of success as a public company and our significant knowledge of LaSalle’s assets and markets make us the perfect and obvious strategic partner for LaSalle. Our plan is to retain the vast majority of LaSalle’s non-executive employees and grow the value of the combined entity. LaSalle shareholders and employees will both have an opportunity to benefit from the materially higher current value of our proposal compared to the Blackstone price and the ability to participate in the future upside of our combined world-class portfolio.

It is clear that the value of our offer is substantially greater than the value of the Blackstone agreement. It is also clear that LaSalle shareholders expect to receive far more value for their shares than Blackstone’s agreement will provide given that LaSalle shares have been trading at a significant premium to the $33.50 per share offer price since the Blackstone deal was announced. In addition, any shareholders who wanted cash at $33.50 per share have likely already received it as over 70 million of LaSalle’s outstanding shares have traded since the Blackstone deal announcement, and all of them at prices above $33.50 per share. Therefore, we request that you enter into discussions with us to finalize a merger agreement so that LaSalle shareholders can realize far greater value for their shares.

Sincerely yours,

Jon E. Bortz
Chairman, President & CEO
Pebblebrook Hotel Trust

[1]	Based on Pebblebrook’s 5-day VWAP of $41.09 as of June 8, 2018.
[2]	The only listed equity REIT M&A transaction since 2006 in which a lower cash offer was accepted compared to a competing stock and cash offer was Blackstone’s acquisition of

Equity Office Properties in 2007; Blackstone’s offer represented a less than 1% discount to the competing stock/cash offer.

Exhibit A

Summary of Key Terms of Non-Binding Proposed Combination of
Pebblebrook Hotel Trust (“Pebblebrook”) and LaSalle Hotel Properties (“LaSalle”)

1. Merger Consideration (cash or shares; maximum of 20% of the outstanding LaSalle shares will receive cash):

•	For each LaSalle common share held, each LaSalle shareholder may elect to receive:
o	$37.80 in cash; or
o	a fixed exchange ratio of 0.92 Pebblebrook share
•	A maximum of 20% of the outstanding LaSalle shares will receive cash and those electing cash will be subject to pro rata cutbacks in the event more than 20% of LaSalle shares elect cash
•	Pebblebrook to exchange new preferred shares for LaSalle’s existing preferred shares (with substantially identical terms)

2. Management:

•	Pebblebrook senior executives to manage combined company

3. Financing Sources (no financing contingencies):

•	Pebblebrook to assume or repay LaSalle’s term loans and first mortgage loans

4. Due Diligence (no diligence contingencies):

•	Proposal is not contingent on further due diligence

5. Representations, Warranties and Covenants (customary and reciprocal):

•	Customary and reciprocal to both LaSalle and Pebblebrook

6. Break-up Fee:

•	$112.0 million

7. Pebblebrook Board Approval:

•	Pebblebrook’s Board of Trustees has approved the terms contained herein

8. Above terms subject to the following assumptions and conditions:

•	Termination of the Blackstone agreement and concurrent execution of a definitive merger agreement
•	No payments or vesting under change in control severance agreements for Pebblebrook’s executive officers

This summary is non-binding and neither party shall be under any legal obligation with respect to a merger transaction unless and until each party executes a definitive merger agreement.

On June 11, 2018, prior to the opening of trading on the NYSE, Pebblebrook issued a press release disclosing the June 11 letter. On June 11, 2018, Pebblebrook also publicly disclosed a presentation relating to the merits of the proposed strategic business combination of Pebblebrook and LaSalle.

Also on June 11, 2018, prior to the opening of trading on the NYSE, LaSalle issued a press release confirming receipt of Pebblebrook’s June 11 proposal and indicating that the LaSalle Board would review Pebblebrook’s June 11 proposal in accordance with the provisions of the BRE Merger Agreement.

Pebblebrook and its financial and legal advisors received no communication from LaSalle or its financial and legal advisors between the time Pebblebrook sent the June 11 letter and proposed merger agreement and LaSalle’s June 18, 2018 press release announcing that the LaSalle Board had determined that Pebblebrook’s June 11 proposal did not constitute, and could not reasonably be expected to lead to, a “Superior Proposal” as defined in the BRE Merger Agreement.

On June 12, 2018, HG Vora filed an amendment to its Schedule 13D reporting beneficial ownership of 9.1% of the outstanding LaSalle Common Shares. The amendment to HG Vora’s Schedule 13D also disclosed a letter that it had sent to the LaSalle Board stating that HG Vora believed that Pebblebrook’s June 11 proposal constituted a superior proposal as contemplated by the BRE Merger Agreement.

On June 18, 2018, prior to the opening of trading on the NYSE, LaSalle issued a press release disclosing that the LaSalle Board had determined that Pebblebrook’s June 11 proposal did not constitute, and could not reasonably be expected to lead to, a “Superior Proposal” as defined in the BRE Merger Agreement. The press release further disclosed that the LaSalle Board had reaffirmed its recommendation in support of the BRE Merger Agreement.

On June 22, 2018, Pebblebrook filed a Schedule 13D reporting beneficial ownership, through the Operating Partnership, of 10,809,215 LaSalle Common Shares, or 9.8% of the outstanding LaSalle Common Shares.

On June 28, 2018, Pebblebrook publicly disclosed an updated presentation relating to the merits of the proposed strategic business combination of Pebblebrook and LaSalle.

Also on June 28, 2018, BTIG LLC, or BTIG, facilitated a conference call with Pebblebrook management and investors, during which Pebblebrook management discussed, among other things, Pebblebrook’s continuing desire to acquire LaSalle. On June 29, 2018, Pebblebrook learned that BTIG had published an equity research report regarding the conference call and the Pebblebrook Proposal and included a hyperlink to a recording of the conference call. Subsequently on June 29, 2018, Pebblebrook filed with the SEC a transcript of the conference call.

On July 10, 2018, prior to the opening of trading on the NYSE, Pebblebrook filed this Proxy Statement in preliminary form with the SEC.

On the morning of July 20, 2018, prior to the opening of trading on the NYSE, Mr. Bortz, on behalf of Pebblebrook and as authorized by the Pebblebrook Board, sent a letter to the LaSalle Board (which we refer to as the July 20 letter, and the proposal set forth therein as the July 20 proposal). The July 20 proposal provided for a fixed exchange ratio of 0.92 Pebblebrook common share for each LaSalle Common Share (the same exchange ratio as set forth in Pebblebrook’s proposal on June 11, 2018), which represented an implied price of $36.40 per share based on Pebblebrook’s 5-day VWAP as of July 19, 2018, a premium of $2.90, or 9%, above the $33.50 agreed to by LaSalle in the BRE Merger Agreement. The July 20 proposal also provided that LaSalle’s shareholders would have the option to elect a fixed amount of cash of $37.80 per LaSalle Common Share for up to a maximum of 20% of the aggregate number of LaSalle Common Shares outstanding immediately prior to the closing, subject to proration. The letter also included a summary of certain proposed key terms which included: Pebblebrook executives would manage the combined company; the July 20 proposal was not contingent on financing or further due diligence; a break-up fee of $112 million (which is the same amount of the break-up fee agreed to in the BRE Merger Agreement); and no payments or vesting under change in control severance agreements for Pebblebrook’s executive officers. The July 20 letter also stated that Pebblebrook had already provided to the LaSalle Board a merger agreement essentially identical to the BRE Merger Agreement adapted to reflect the terms of the July 20 proposal.

The full text of the July 20 letter follows:

Letter from Pebblebrook to LaSalle Dated July 20, 2018

July 20, 2018

Michael D. Barnello
Stuart L. Scott
Denise M. Coll
Jeffrey T. Foland
Darryl Hartley-Leonard
Jeffrey L. Martin
Donald A. Washburn LaSalle Hotel Properties 7550 Wisconsin Avenue, 10th Floor Bethesda, MD 20814

Ladies and Gentlemen,

Given the change in facts and circumstances, including the market’s reaction to the Blackstone agreement, it is absolutely clear that LaSalle shareholders will not approve LaSalle’s merger with Blackstone. That is good, since it affords you, as the LaSalle Board, an opportunity and ability to provide increased value to the LaSalle shareholders by finalizing a merger agreement with us regarding our superior proposal. We strongly believe that LaSalle shareholders will readily approve a strategic combination of our two companies on the terms set forth in our offer, if you give them a chance to do so. Accordingly, we are reconfirming our superior offer, which has remained outstanding, for a strategic combination of our two companies, a combination that we and LaSalle shareholders believe will deliver materially higher value to them.

As I’m sure you are aware, since the execution of LaSalle’s agreement with Blackstone, lodging industry performance has continued to improve and investor support for our cash/stock proposal has been overwhelming. LaSalle shareholders clearly see the upside in the industry and from strategically combining our two similar companies. Furthermore, investors have made it clear through their trading of LaSalle common shares that LaSalle’s stated rationale for rejecting our offer of June 11 (i.e., the need to provide certainty of the $33.50 fixed cash price) is certainly not valid or desired by LaSalle shareholders. Indeed, since the announcement of the Blackstone agreement, over 109 million LaSalle common shares have traded above the proposed transaction price of $33.50. Therefore, it is almost certain that all investors who wanted that certainty have already captured that value and more, and existing LaSalle shareholders recognize and prefer the higher value of our offer. With LaSalle common shares consistently trading at a substantial premium to what is now a take-under price from Blackstone, LaSalle shareholders are, in effect, voting with their wallets. LaSalle’s continued promotion of a transaction at a price per LaSalle common share lower than every trading price of LaSalle common shares since the Blackstone transaction announcement as well as the current market price, is a disservice to all LaSalle shareholders and ignores the clear desires of the holders of the vast majority of LaSalle common shares. And, they have been clear about their strong preference for our offer through the many public and private letters you have likely received since announcing the Blackstone agreement.

Pursuant to our proposal, LaSalle shareholders would be able to elect to receive for each LaSalle common share they own either a) a fixed amount of $37.80 in cash; or b) a fixed exchange ratio of 0.92 Pebblebrook share. A maximum of 20% of the outstanding LaSalle shares will receive cash and those electing cash will be subject to pro rata cutbacks in the event more than 20% of LaSalle shares elect cash. Our proposal takes into account the $112 million termination fee agreed to in the current agreement with Blackstone. LaSalle shareholders who receive Pebblebrook common shares will be able to participate in the future upside potential of the combined company, including significantly higher dividend income than LaSalle shareholders have received.

We have already provided you with a draft merger agreement essentially identical to the Blackstone agreement, adapted of course to reflect the superior economics of our offer and our merger structure. Working with you, we believe we can complete a transaction within the next 75 to 90 days, including receiving approvals from shareholders of each company within that timeframe. Pursuant to our proposal, the combined company would also retain a substantial number of the current LaSalle employees post-merger. We have attached as Exhibit A to this letter a summary of the key terms of our offer and the process for entering into a definitive agreement.

Our offer provides LaSalle shareholders with materially superior value to that of the Blackstone agreement. As of market close on July 19, 2018, the implied price per share of our offer provides premiums to the Blackstone price of:

•	$3.29 per share, or 9.8%, based on the closing price per Pebblebrook common share[1];
•	$2.90 per share, or 8.6%, based on the 5-day VWAP of Pebblebrook common shares[1];
•	$2.99 per share, or 8.9%, based on the 30-day VWAP of Pebblebrook common shares[1]; and
•	$2.48 per share, or 7.4%, based on the 60-day VWAP of Pebblebrook common shares[1]

Given the consistent trading of Pebblebrook common shares over the last 90 days, each of these premiums has either continued to increase over time, as has been the case for the 30-, and 60- day VWAPs, or remained substantial as compared to the Blackstone price.

The strong trading levels in both LaSalle’s and Pebblebrook’s common shares are not simply the result of deal speculation. Macro trends in our industry are favorable and recognized as such by the investment community. We believe shareholders have made it clear that they desire the upside inherent in a combination of our two companies.

Of course, assuming you designate our offer as superior, Blackstone has the right to increase its cash offer price to a level that LaSalle shareholders ultimately find acceptable. However, we caution that we are not aware of any listed equity REIT M&A transaction since 20062 in which a target has agreed to a cash offer at a discount of greater than 1% compared to a competing share or share/cash offer. In fact, a survey of trends in public REIT M&A transactions recently published by your legal counsel clearly states that cash transaction prices are generally less attractive than shares or cash/share alternatives.3 Their research has shown that all-cash buyers typically pay higher premiums than cash/stock buyers in public M&A transactions4, not the other way around. Currently, Blackstone’s cash offer represents a significant discount to the implied price of our offer, regardless of which time period is considered. We have attached as Exhibit B to this letter a copy of the relevant section from your legal counsel’s advisory publication and provide the URL to the entire report in the footnote below.

As the holder of 10.8 million LaSalle common shares (9.8%), it is our view that if you accept a revised take-under price from Blackstone and agree to a higher termination fee, for which there would be no logical rationale, you would clearly be acting against the best interests of LaSalle shareholders. In that case, you would be enabling an egregious transfer of LaSalle’s value to Blackstone while disadvantaging our superior proposal with artificial and unnecessary transaction costs and not allowing shareholders to vote on our more attractive offer. This tactic would be a gross disservice to all LaSalle shareholders, and in our view, a violation of your fiduciary duties.

In stark contrast to the discounted take-under price of the Blackstone agreement, we are offering to pay a full and fair price to LaSalle shareholders for a strategic combination with immediate higher value and long-term upside potential. Moreover, we want to point out that if you choose to move forward with a shareholder vote of the existing agreement, and shareholders reject the current Blackstone take-under agreement–an outcome we believe is all but certain, and as set forth in LaSalle’s preliminary proxy, you have already deemed our proposal superior to remaining independent, and shareholders will expect you to immediately enter into an agreement with us on the terms we have offered, which we will be prepared to do.

We want to give LaSalle shareholders greater value for their shares now and unlock the true potential of LaSalle over the long-term as a combined company with Pebblebrook. We remain ready to move quickly to complete a transaction and urge you to engage with us to designate our offer as superior, and finalize a merger agreement. Our extensive knowledge of LaSalle’s assets and markets makes us the best partner to maximize value for LaSalle shareholders and the shareholders of a combined company.

Sincerely yours,

Jon E. Bortz
Chairman, President & CEO
Pebblebrook Hotel Trust

[1]	Based on Pebblebrook’s closing price of $39.72, 5-day VWAP of $39.18, 30-day VWAP of $39.31 and 60-day VWAP of $38.61, all as of July 19, 2018.
[2]

The only listed equity REIT M&A transaction since 2006 in which a lower cash offer was accepted compared to a competing stock and cash offer was Blackstone’s acquisition of Equity Office Properties in 2007. In that transaction, Blackstone’s offer represented a discount to the competing cash/ stock offer of less than 1%.

[3]

Goodwin Insights, Trends in Public REIT M&A 2012-2017, published by Goodwin Procter, January 29, 2018.

https://www.goodwinlaw.com/-/media/files/publications/goodwin-insights_trends-in-public-reit-ma.pdf

[4]	Ibid

Exhibit A

Summary of Key Terms of Non-Binding Proposed Combination of
Pebblebrook Hotel Trust (“Pebblebrook”) and LaSalle Hotel Properties (“LaSalle”)

1. Merger Consideration (cash or shares; maximum of 20% of the outstanding LaSalle shares will receive cash):

•	For each LaSalle common share held, each LaSalle shareholder may elect to receive:
o	$37.80 in cash; or
o	a fixed exchange ratio of 0.92 Pebblebrook share
•	A maximum of 20% of the outstanding LaSalle shares will receive cash and those electing cash will be subject to pro rata cutbacks in the event more than 20% of LaSalle shares elect cash
•	Pebblebrook to exchange new preferred shares for LaSalle’s existing preferred shares (with substantially identical terms)

2. Management:

•	Pebblebrook senior executives to manage combined company

3. Financing Sources (no financing contingencies):

•	Pebblebrook to assume or repay LaSalle’s term loans and first mortgage loans

4. Due Diligence (no diligence contingencies):

•	Proposal is not contingent on further due diligence

5. Representations, Warranties and Covenants (customary and reciprocal):

•	Customary and reciprocal to both LaSalle and Pebblebrook

6. Break-up Fee:

•	$112.0 million

7. Pebblebrook Board Approval:

•	Pebblebrook’s Board of Trustees has approved the terms contained herein

8. Above terms subject to the following assumptions and conditions:

•	Termination of the Blackstone agreement and concurrent execution of a definitive merger agreement
•	No payments or vesting under change in control severance agreements for Pebblebrook’s executive officers

This summary is non-binding and neither party shall be under any legal obligation with respect to a merger transaction unless and until each party executes a definitive merger agreement.

Exhibit B

Excerpt from: Goodwin Insights, Trends in Public REIT M&A 2012-2017, published by Goodwin Procter, January 29, 2018.

https://www.goodwinlaw.com/-/media/files/publications/goodwin-insights_trends-in-public-reit-ma.pdf

“As evident in the table above, premiums logically tend to decrease when stock is included as a component of the merger consideration, with the highest premiums coming in all-cash go-private transactions and the lowest premiums coming in all stock so-called “merger of equal” transactions. When shareholders are exchanging their shares for all cash in a “no tomorrow” transaction, buyers will pay as robust a premium as the market will bear in exchange for capturing all future upside in the target business. Conversely, when shareholders are receiving shares in the combined company, which will almost always be a larger and more diverse company, buyers have less of a compelling reason to provide target shareholders with a robust up-front premium because they will receive the future economic benefits of the combined enterprise.”

In the afternoon of July 20, 2018, LaSalle announced that it had set July 20, 2018 as the record date for the Special Meeting and confirmed that it had received the July 20 letter.

On July 30, 2018, LaSalle issued a press release announcing that the LaSalle Board has determined that the Pebblebrook Proposal does not constitute, and could not reasonably be expected to lead to, a “Superior Proposal” as defined in the BRE Merger Agreement. The press release further disclosed that the LaSalle Board had reaffirmed its recommendation in support of the BRE Merger Agreement.

On July 30, 2018, Pebblebrook filed this Proxy Statement with the SEC.

CERTAIN INFORMATION REGARDING THE PROPOSED MERGER

According to the LaSalle Proxy Statement, pursuant to the BRE Merger Agreement, at the merger effective time, each LaSalle Common Share issued and outstanding immediately prior to the merger effective time will be automatically cancelled and converted into the right to receive an amount in cash equal to $33.50 per share.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the BRE Merger Agreement, a copy of which is included as Exhibit A to the LaSalle Proxy Statement. The Proposed BRE Merger and each of the Special Meeting Proposals are described in further detail in the LaSalle Proxy Statement which is available at www.sec.gov and LaSalle’s website at www.lasallehotels.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS PROXY SOLICITATION

Pebblebrook is a participant in this solicitation of proxies for the Special Meeting. Certain other individuals identified in Schedule I to this Proxy Statement may also be deemed to be participants in such solicitation. Information concerning Pebblebrook and other persons who may be deemed to be participants in this solicitation of proxies for the Special Meeting is set forth in Schedule I to this Proxy Statement and is incorporated into this Proxy Statement by reference. Information that would be required by Item 403 of Regulation S-K is set forth in Schedule II to this Proxy Statement and is incorporated into this Proxy Statement by reference.

NO OTHER MATTERS

Other than as set forth above, Pebblebrook currently is not aware of any other proposals to be brought before the Special Meeting. If any Adjournment Proposal is made at the Special Meeting, Pebblebrook will use its proxies to vote “AGAINST” such Adjournment Proposal. Should other proposals be brought before the Special Meeting, the persons named on the GOLD proxy card will vote on such proposals in their discretion consistent with Rule 14a-4(c)(3) promulgated under the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (the “Exchange Act”). Rule 14a-4(c)(3) of the Exchange Act governs our use of discretionary proxy voting authority with respect to matters that are not known by us a reasonable time before our solicitation of proxies. It provides that if we do not know, a reasonable time before making our solicitation, that a matter is to be presented at the Special Meeting, then we are allowed to use our discretionary voting authority when the proposal is raised at the Special Meeting, without providing any discussion of the matter in this Proxy Statement.

VOTING PROCEDURES

To vote “AGAINST” the BRE Proposal, the Payout Proposal and the Adjournment Proposal at the Special Meeting, please sign and date the enclosed GOLD proxy card and return it to Okapi in the enclosed postage-paid envelope. Submitting a proxy will not affect your right to attend the Special Meeting and vote in person.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THIS PROXY SOLICITATION

1. When and where is the Special Meeting?

The Special Meeting will be held on September 6, 2018, at 10:00 a.m., local time, at the Sofitel Washington DC Lafayette Square, 806 15th Street NW, Washington, DC 20005.

2. How do I vote my shares at the Special Meeting?

By Mail

If you hold LaSalle Common Shares directly in your name as a shareholder of record, you will need to complete, sign and date the enclosed GOLD proxy card and return it promptly in the enclosed postage-paid envelope. To be able to vote your LaSalle Common Shares in accordance with your instructions at the Special Meeting, please send us your proxy as soon as possible. You may vote your LaSalle Common Shares without submitting a proxy to us if you vote in person or submit a proxy to LaSalle.

If you hold LaSalle Common Shares in “street name,” meaning through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold LaSalle Common Shares directly in your name as a shareholder of record, you may vote in person at the Special Meeting. Shareholders of record also may be represented by another person at the Special Meeting by executing a proper proxy designating that person in writing.

However, if you hold LaSalle Common Shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution in order to vote your LaSalle Common Shares at the Special Meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

3. What should I do if I receive a proxy card from LaSalle?

If you submit a proxy to us by signing and returning the enclosed GOLD proxy card, we request that you not sign or return any proxy card or follow any voting instructions provided by LaSalle unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a proxy card to LaSalle and voted in favor of the BRE Proposal, the Payout Proposal or the Adjournment Proposal, you may revoke it and vote against the BRE Proposal, the Payout Proposal and the Adjournment Proposal simply by signing, dating and returning the enclosed GOLD proxy card.

4. What if I want to revoke a proxy or change my voting instructions?

You may change or revoke a proxy at any time prior to the vote on the matters at the Special Meeting. If you are a record holder of LaSalle Common Shares, you may revoke your proxy by (1) sending a signed notice stating that you revoke your proxy to Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, that bears a date later than the date of the proxy you want to revoke and is received prior to the Special Meeting, or (2) submitting another valid proxy card with a later date, including by signing, dating and returning the enclosed GOLD proxy card, or (3) attending the Special Meeting (or, if the Special Meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given. If your LaSalle Common Shares are held in street name, you must contact your broker, bank, nominee or other holder of record in order to revoke your proxy.

If you choose to revoke a proxy by delivering a written revocation or a later-dated proxy to LaSalle or by submitting new voting instructions to the record holder of your LaSalle Common Shares, we would appreciate it if you would assist us in representing the interests of LaSalle shareholders on an informed basis by sending a copy of your revocation, proxy or new voting instructions to Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York,

NY 10036 or by calling Okapi toll-free at (855) 305-0855 (banks and brokers may call collect at (212) 297-0720). Please remember, your latest-dated proxy is the only one that counts.

5. If I plan to attend the Special Meeting, should I still submit a proxy?

Whether you plan to attend the Special Meeting or not, we urge you to submit the enclosed GOLD proxy card. Returning the enclosed GOLD proxy card will not affect your right to attend the Special Meeting and vote.

6. Who can vote?

Only record holders of LaSalle Common Shares at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. No other shares of LaSalle capital stock are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, LaSalle had outstanding and entitled to vote 110,382,519 LaSalle Common Shares.

Even if you sell your LaSalle Common Shares after the Record Date, you will retain the right to vote those shares at the Special Meeting.

7. How many votes do I have?

Holders of LaSalle Common Shares have one vote per share on each matter voted upon at the Special Meeting.

8. How will my shares be voted?

If you sign, date and return the enclosed GOLD proxy card, your shares will be voted as you direct. If you submit a signed GOLD proxy card without instructions, your shares will be voted “AGAINST” the Special Meeting Proposals. Consistent with Rule 14a-4(c)(3) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, submitting a signed GOLD proxy card without instructions will also entitle the persons named on the GOLD proxy card to vote your shares in accordance with their discretion on matters not described in this Proxy Statement that properly come before the Special Meeting.

If LaSalle shareholders holding LaSalle Common Shares in street name do not provide voting instructions or vote their LaSalle Common Shares in person at the Special Meeting, their shares will not be voted.

Unless a proxy specifies otherwise, it will be presumed to relate to all LaSalle Common Shares held of record on the Record Date by the person who submitted it.

9. What is required for a quorum at the Special Meeting?

All holders of record of LaSalle Common Shares as of the Record Date, which was the close of business on July 20, 2018, are entitled to receive notice of, attend and vote at the Special Meeting. Each LaSalle common shareholder will be entitled to cast one vote on each matter presented at the Special Meeting for each LaSalle Common Share that such holder owned as of the Record Date. On the Record Date, there were 110,382,519 LaSalle Common Shares outstanding and entitled to vote at the Special Meeting. The presence in person or by proxy of LaSalle shareholders entitled to cast a majority of all the votes entitled to be cast as of the close of business on the Record Date will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to transact business at the Special Meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum.

10. What are the vote requirements for the Special Meeting Proposals?

Approval of the BRE Proposal requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the LaSalle Common Shares outstanding as of the Record Date. Because the required vote for the BRE Proposal is based on the number of votes LaSalle common shareholders are entitled to cast, rather than on the number of votes cast, failure to vote your LaSalle Common Shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the BRE Proposal and the other transactions contemplated by the BRE Merger Agreement.

The approval of each of the Payout Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the BRE Proposal. For each of these proposals, if a LaSalle shareholder fails to cast a vote on such proposal, in person or by authorizing a proxy, such failure will not have any effect on the outcome of such proposal if a quorum is present at the Special Meeting. Abstentions are not considered votes cast and therefore will have no effect on the outcome of such proposals.

Under NYSE rules, all of the Special Meeting Proposals are non-routine matters, so there can be no broker non-votes at the Special Meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting.

Votes cast by proxy or in person at the Special Meeting will be counted by the person appointed by LaSalle to act as inspector of election for the Special Meeting. The inspector of election will also determine the number of LaSalle Common Shares represented at the Special Meeting, in person or by proxy.

11. How can I receive more information?

If you have any questions about giving your proxy to cast your vote or about our solicitation, or if you require assistance, please call Okapi toll-free at (855) 305-0855 (banks and brokers may call collect at (212) 297-0720).

12. How can I receive more information regarding LaSalle?

You can find additional business and financial information about LaSalle in reports and documents previously filed by LaSalle with the SEC. Such information is available to you without charge at the SEC’s website at www.sec.gov and LaSalle’s website at www.lasallehotels.com. The principal executive offices of LaSalle are located at 7550 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814.

13. How can I receive more information regarding Pebblebrook?

You can find additional business and financial information about Pebblebrook in reports and documents previously filed by Pebblebrook with the SEC. Such information is available to you without charge at the SEC’s website at www.sec.gov and on our website at www.pebblebrookhotels.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. See the section entitled “Where You Can Find More Information.” Our principal executive offices are located at 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Holders of LaSalle Common Shares who object to the Special Meeting Proposals do not have any appraisal rights, dissenters’ rights or rights of an objecting shareholder in connection with the Special Meeting Proposals. In addition, holders of LaSalle Common Shares may not exercise any appraisal rights, dissenters’ rights or rights of an objecting shareholder to receive the fair value of the shareholder’s shares in connection with the BRE Proposal because LaSalle’s declaration of trust provides that shareholders are not entitled to exercise such rights unless expressly required by the Maryland REIT Law.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Trustees, officers and certain employees of Pebblebrook may assist in the solicitation of proxies without any additional remuneration.

Pebblebrook has retained Okapi for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Okapi is to receive a fee of $100,000, plus an additional fee of $100,000 if Pebblebrook acquires LaSalle. Up to 15 people may be employed by Okapi in connection with the solicitation of proxies for the Special Meeting. Pebblebrook has also agreed to reimburse Okapi for out-of-pocket expenses and to indemnify Okapi against certain liabilities and expenses, including reasonable legal fees and related charges. Okapi will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders.

Pebblebrook may reimburse banks, brokers, custodians or other record holders for their reasonable out-of-pocket expenses incurred in connection with forwarding, at Pebblebrook’s request, all materials related to this solicitation of proxies to the beneficial owners of LaSalle Common Shares they hold of record.

The entire expense of soliciting proxies for the Special Meeting by or on behalf of Pebblebrook is being borne by Pebblebrook.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Okapi at 1212 Avenue of the Americas, 24th Floor, New York, NY 10036 or by calling Okapi toll-free at (855) 305-0855 (banks and brokers may call collect at (212) 297-0720).

FORWARD-LOOKING STATEMENTS

This communication may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding Pebblebrook’s offer to acquire LaSalle, its financing of the proposed transaction, its expected future performance (including expected results of operations and financial guidance), and the combined company’s future financial condition, operating results, dividends, synergies, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in Pebblebrook’s most recent annual or quarterly report filed with the SEC and assumptions, risks and uncertainties relating to the proposed transaction, as detailed from time to time in Pebblebrook’s and LaSalle’s filings with the SEC, which factors are incorporated herein by reference. Important factors that could cause actual results to differ materially from the forward-looking statements made in this communication are set forth in other reports or documents that Pebblebrook may file from time to time with the SEC, and include, but are not limited to: (i) the ultimate outcome and terms of any possible transaction between Pebblebrook and LaSalle, including the possibility that LaSalle will reject any transaction with Pebblebrook, even if the Special Meeting Proposals are not approved; (ii) the ultimate outcome and results of integrating the operations of Pebblebrook and LaSalle if an agreement is signed and a transaction is consummated, including Pebblebrook’s ability to obtain expected synergies in a timely manner; (iii) the ability to meet other closing conditions to any possible transaction, including the necessary shareholder approvals; and (iv) the risks and uncertainties detailed by LaSalle and Pebblebrook with respect to their respective businesses as described in their respective reports and documents filed with the SEC. All forward-looking statements attributable to Pebblebrook or any person acting on Pebblebrook’s behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Pebblebrook undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this communication or to reflect actual outcomes except to the extent required by law.

OTHER INFORMATION IN THIS PROXY STATEMENT

Information concerning LaSalle and the Proposed BRE Merger contained in this Proxy Statement (including Schedule II except with respect to the information set forth therein regarding Pebblebrook) has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information, or is based upon information provided by LaSalle and its legal and financial advisors to Pebblebrook and its legal and financial advisors. Although Pebblebrook has no knowledge that would indicate that statements relating to LaSalle or the Proposed BRE Merger contained in this Proxy Statement, in reliance upon publicly available information or information provided by LaSalle and its legal and financial advisors, are inaccurate or incomplete, to date it has not had access to the full books and records of LaSalle, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements.

Pursuant to Rule 14a-5 promulgated under the Exchange Act, reference is made to the LaSalle Proxy Statement for information concerning the BRE Merger Agreement, the Proposed BRE Merger, financial information regarding BRE, LaSalle and the proposed combined company, the Special Meeting Proposals, the beneficial ownership of LaSalle Common Shares by the principal holders thereof, certain information about LaSalle and BRE, other information concerning LaSalle’s management, the procedures for submitting proposals for consideration at the next annual meeting of LaSalle shareholders, the delivery of proxy materials to shareholders sharing the same address and certain other matters regarding LaSalle and the Special Meeting. Pebblebrook assumes no responsibility for the accuracy or completeness of any such information.

LaSalle files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document LaSalle files with the SEC at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. LaSalle’s SEC filings, including LaSalle Proxy Statement, are also available to you on the SEC’s website at www.sec.gov and LaSalle’s website at www.lasallehotels.com.

Information regarding proposals Pebblebrook made to LaSalle on March 6, 2018, April 13, 2018, April 20, 2018, May 19, 2018, June 11, 2018 and July 20, 2018 regarding a merger transaction pursuant to which LaSalle would be acquired by Pebblebrook, including the Pebblebrook Proposal, has been disclosed by Pebblebrook in the following documents, which are hereby incorporated herein by reference (which does not include information deemed to have been furnished and not filed in accordance with SEC rules):

•	Press Release filed by Pebblebrook with the SEC on March 28, 2018 pursuant to Rule 425 under the Securities Act of 1933, as amended, or the Securities Act;

•

Current Reports on Form 8-K filed by Pebblebrook with the SEC on April 16, 2018, April 24, 2018, April 26, 2018, June 11, 2018, June 18, 2018, June 28, 2018, July 2, 2018, July 10, 2018, July 20, 2018 and July 25, 2018; and

•	the following documents, each of which was filed with the SEC on the date indicated pursuant to Rule 425 under the Securities Act and deemed filed pursuant to Rule 14a-12 under the Exchange Act:
o	press release filed on March 28, 2018;
o	excerpt of Earnings Call Transcript filed on April 27, 2018.

We will provide without charge to each person to whom this Proxy Statement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this Proxy Statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to Pebblebrook Hotel Trust, 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814, Attn: Chief Financial Officer, Telephone: (240) 507-1330.

If you have any questions about this Proxy Statement or the Special Meeting, or if you would like additional copies of this Proxy Statement, please contact Okapi, our proxy solicitor, at:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
(212) 297-0720
Shareholders may call toll free: (855) 305-0855
E-mail: info@okapipartners.com

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the Special Meeting. This means you must request this information no later than August 29, 2018. Pebblebrook will mail properly requested documents, without charge, to requesting shareholders by first-class mail, or another equally prompt means, within one business day after receipt of such request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR LASALLE COMMON SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY 30, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO LASALLE SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ADDITIONAL INFORMATION

This Proxy Statement does not constitute an offer to buy or solicitation of an offer to sell any securities. This Proxy Statement relates solely to the Special Meeting Proposals to be voted upon by LaSalle common shareholders at the Special Meeting.

None of the communications in this Proxy Statement relating to the Pebblebrook Proposal constitutes an offer to buy or solicitation of an offer to sell any securities. The Pebblebrook Proposal is a proposal Pebblebrook has made to the LaSalle Board for a business combination transaction with LaSalle. In furtherance of such proposed transaction and subject to future developments, Pebblebrook (and, if a negotiated transaction is agreed, LaSalle) may file one or more registration statements, proxy statements, tender or exchange offer statements, prospectuses or other documents with the SEC. This Proxy Statement is not a substitute for any proxy statement, registration statement, tender or exchange offer statement, prospectus or other document Pebblebrook or LaSalle may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PEBBLEBROOK AND LASALLE ARE URGED TO READ ANY SUCH PROXY STATEMENT, REGISTRATION STATEMENT, TENDER OR EXCHANGE OFFER STATEMENT, PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement or prospectus (if and when available) will be delivered to shareholders of LaSalle or Pebblebrook, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Pebblebrook through the website maintained by the SEC at www.sec.gov and Pebblebrook’s website at www.pebblebrookhotels.com.

SCHEDULE I

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS SOLICITATION OF PROXIES

Pebblebrook is an internally managed hotel investment company, organized in October 2009 to opportunistically acquire and invest in hotel properties located primarily in major U.S. cities, with an emphasis on the major gateway coastal markets.

Substantially all of Pebblebrook’s assets are held by, and all of its operations are conducted through, the Operating Partnership. Pebblebrook is the sole general partner of the Operating Partnership.

The following table sets forth the trustees and officers of Pebblebrook who are participants in the solicitations of proxies in connection with the Special Meeting. The current business address of each person is 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814.

Name	Present Position with Pebblebrook
Jon E. Bortz	President, Chief Executive Officer and Chairman of the Board of Trustees
Raymond D. Martz	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Thomas C. Fisher	Executive Vice President and Chief Investment Officer

The Operating Partnership’s sole general partner is Pebblebrook. The Operating Partnership has no officers.

Interests of Participants and Other Potential Participants

Pebblebrook is the beneficial owner of 10,809,215 LaSalle Common Shares as of the date of this filing. The shares are held by the Operating Partnership. As the sole general partner of the Operating Partnership, Pebblebrook has sole power to direct the vote, and to direct the disposition of, such shares and may be deemed to be the beneficial owner of such shares.

I-1

SCHEDULE II

The following information, except for the information regarding Pebblebrook’s ownership of LaSalle Common Shares, is provided in reliance on the information set forth under “Security Ownership of Certain Beneficial Owners” in the LaSalle Proxy Statement.

SECURITY OWNERSHIP OF LASALLE HOTEL PROPERTIES PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth as of July 20, 2018, except as otherwise set forth in the footnotes to the table, the beneficial ownership of LaSalle Common Shares, for (1) each person who is a beneficial owner of 5% or more of the outstanding LaSalle Common Shares, (2) each of LaSalle’s named executive officers, (3) each of LaSalle’s trustees and (4) LaSalle’s named executive officers and trustees as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days, except as otherwise set forth in the footnotes to the table. LaSalle is not aware of any arrangements, including any pledge of LaSalle Common Shares, that could result in a change in control of LaSalle.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)
	Number	Percent of Total
Pebblebrook Hotel Trust(2)	10,809,215	9.79
BlackRock, Inc.(3)	15,126,088	13.40
HG Vora Capital Management, LLC(4)	10,000,000	9.10
Long Pond Capital, LP/Long Pond Capital GP, LLC/John Khoury(5)	5,780,546	5.10
State Street Corporation(6)	5,904,588	5.22
The Vanguard Group—23-1945930(7)	18,257,393	16.12
Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924(8)	7,623,462	6.73
Wellington Management Group LLP/Wellington Group Holdings LLP/Wellington Investment Advisors Holdings LLP/Wellington Management Company LLP(9)	6,421,305	5.67
Michael D. Barnello	240,751	*
Denise M. Coll	23,651	*
Jeffrey T. Foland	15,636	*
Darryl Hartley-Leonard(10)	9,697	*
Jeffrey L. Martin(10)	5,317	*
Stuart L. Scott(10)	76,022	*
Donald A. Washburn	66,330	*
Kenneth G. Fuller	34,270	*
Alfred L. Young, Jr.	108,698	*
All Trustees and Named Executive Officers as a group (9 persons)	580,372	*

*	Represents less than one percent of class.
(1)

For purposes of computing the percentage of outstanding LaSalle Common Shares held by each person, any LaSalle Common Shares which such person has the right to acquire within 60 days of June 4, 2018 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percent ownership of any other person.

(2)

The shares are held by the Operating Partnership. The Operating Partnership’s sole general partner is Pebblebrook. As the sole general partner of the Operating Partnership, Pebblebrook has sole power to direct the vote, and to direct the disposition of, such shares and may be deemed to be the beneficial owner of such shares. Pebblebrook has its principal business office at 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814.

(3)

As reflected in a statement on Schedule 13G/A filed by BlackRock, Inc., which we refer to as BlackRock, with the SEC on January 19, 2018. Based on information contained in the Schedule 13G/A, BlackRock, in its capacity as the parent holding company of several subsidiaries, is deemed to have the sole power to vote or to direct the vote with respect to 14,846,549 LaSalle Common Shares and is deemed to have the sole power to dispose or to direct the disposition with respect to 15,126,088 LaSalle Common Shares. BlackRock Fund Advisors, a subsidiary of BlackRock, beneficially owns 5% or more of the LaSalle Common Shares outstanding. BlackRock has its principal business office at 55 East 52nd Street, New York, New York 10055.

(4)

As reflected in a statement on Schedule 13D/A filed by HG Vora with the SEC on June 12, 2018. Based on information contained in the Schedule 13D/A, HG Vora, in its capacity as investment manager of HG Vora Special Opportunities Master Fund, Ltd., is deemed to have the sole power to vote or to direct the vote with respect to 10,000,000 LaSalle Common Shares and is deemed to have the sole power to dispose or to direct the disposition with respect to 10,000,000 LaSalle Common Shares. HG Vora has its principal business office at 330 Madison Avenue, 20th Floor, New York, NY 10017.

(5)

As reflected in a statement on Schedule 13G filed by Long Pond Capital, LP, which we refer to as Long Pond LP, Long Pond Capital GP, LLC, which we refer to as Long Pond LLC, and John Khoury with the SEC on February 13, 2018. Based on information contained in the Schedule 13G, each of Long Pond LP, in its capacity as an investment adviser, and Long Pond LLC and Mr. Khoury, in their capacity as a parent holding company or control person, is deemed to have the shared power to vote or direct the vote with respect to 5,780,546 LaSalle Common Shares and the shared power to dispose or direct the disposition with respect to 5,780,546 LaSalle Common Shares. Long Pond LP, Long Pond LLC and Mr. Khoury have their principal business office at 527 Madison Avenue, 15th Floor, New York, New York 10036.

(6)

As reflected in a statement on Schedule 13G filed by State Street Corporation, which we refer to as State Street, with the SEC on February 14, 2018. Based on information contained in the Schedule 13G, State Street, in its capacity as a parent holding company, is deemed to have the shared power to vote or direct the vote with respect to 5,904,558 LaSalle Common Shares and the shared power to dispose or direct the disposition with respect to 5,904,558 LaSalle Common Shares. State Street has its principal business office at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(7)

As reflected in a statement on Schedule 13G/A filed by The Vanguard Group—23-1945930, which we refer to as Vanguard, with the SEC on February 9, 2018. Based on information contained in the Schedule 13G/A, Vanguard, in its capacity as an investment adviser, is deemed to have the sole power to vote or direct the vote with respect to 253,439 LaSalle Common Shares, the shared power to vote or direct the vote with respect to 151,106 LaSalle Common Shares, the sole power to dispose or to direct the disposition with respect to 17,990,785 LaSalle Common Shares and the shared power to dispose or direct the disposition with respect to 266,608 LaSalle Common Shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 115,502 LaSalle Common Shares or less than 1% of the LaSalle Common Shares outstanding as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 289,043 LaSalle Common Shares or less than 1% of the LaSalle Common Shares outstanding as a result of its serving as investment manager of Australian investment offerings. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)

As reflected in a statement on Schedule 13G/A filed by Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924, which we refer to as Vanguard Funds, with the SEC on February 2, 2018. Based on information contained in the Schedule 13G/A, Vanguard Funds, in its capacity as an investment company, is deemed to have the sole power to vote or to direct the vote with respect to 7,623,462 LaSalle Common Shares. Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)

As reflected in a statement on Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP, which we collectively refer to as Wellington, with the SEC on February 8, 2018. Based on information contained in the Schedule 13G/A, (a) each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP, in its capacity as a parent holding company, are deemed to have the shared power to vote or direct the vote with respect to 4,438,554 LaSalle Common Shares and the shared power to dispose or direct the disposition with respect to 6,421,305 LaSalle Common Shares, and (b) Wellington Management Company LLP, in its capacity as an investment adviser, is deemed to have the shared power to vote or direct the vote with respect to 4,270,817 LaSalle Common Shares and the shared power to dispose or direct the disposition with respect to 6,033,075 LaSalle Common Shares. Wellington has its principal business office at c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(10)

The number of LaSalle Common Shares beneficially owned by the following persons does not include the number of LaSalle Common Shares deferred as a portion or all of such trustees’ annual retainer (as discussed in “Interests of Our Trustees, Executive Officers and Employees in the Merger—Deferred Shares” in the LaSalle Proxy Statement): Mr. Hartley-Leonard—16,675; Mr. Martin—1,384; and Mr. Scott—85,876. Holders of deferred shares receive additional deferred shares in an amount equal to the amount of any dividends paid on the LaSalle Common Shares exchangeable for the outstanding deferred shares, divided by the average closing price of LaSalle Common Shares on the NYSE during the ten trading days preceding the first day on which LaSalle Common Shares begin trading without entitlement to the applicable dividend. The total number of deferred shares for each trustee discussed in this footnote 10 includes additional deferred shares acquired through dividend reinvestment through June 4, 2018.

GOLD PROXY CARD

SPECIAL MEETING OF SHAREHOLDERS
OF LASALLE HOTEL PROPERTIES

THIS PROXY IS SOLICITED BY PEBBLEBROOK HOTEL TRUST
AND NOT BY OR ON BEHALF OF THE BOARD OF TRUSTEES
OF LASALLE HOTEL PROPERTIES

The undersigned common shareholder of LaSalle Hotel Properties, a Maryland real estate investment trust (“LaSalle”), acknowledges receipt of the Proxy Statement of Pebblebrook Hotel Trust, a Maryland real estate investment trust (“Pebblebrook”), dated July 30, 2018, and the undersigned revokes all prior proxies delivered in connection with the special meeting of shareholders of LaSalle relating to the proposed combination of LaSalle with BRE Landmark L.P., a Delaware limited partnership, to be held on September 6, 2018, at 10:00 a.m., local time, at the Sofitel Washington DC Lafayette Square, 806 15th Street NW, Washington, DC 20005, and at any continuation, adjournment, postponement or rescheduling thereof (the “Special Meeting”), and hereby appoints Jon E. Bortz and Raymond D. Martz, or either of them, each with the full power of substitution, proxies for the undersigned to vote all common shares of LaSalle which the undersigned would be entitled to vote at the Special Meeting, and instructs said proxies to vote as follows:

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED THIS GOLD PROXY CARD, THIS PROXY WILL BE VOTED “AGAINST” PROPOSALS 1, 2 AND 3. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS SET FORTH HEREIN TO THE EXTENT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED BELOW. BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING (INCLUDING ANY CONTINUATION, ADJOURNMENT, POSTPONEMENT OR RESCHEDULING THEREOF) ON BEHALF OF THE UNDERSIGNED, CONSISTENT WITH RULE 14a-4(c)(3) OF THE EXCHANGE ACT.

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR EASY WAYS TO VOTE.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

YOUR VOTE IS VERY IMPORTANT—PLEASE VOTE TODAY.

(continued and to be signed and dated on reverse)

PEBBLEBROOK RECOMMENDS A VOTE “AGAINST” EACH OF THE FOLLOWING PROPOSALS.

1.	To approve the merger of LaSalle Hotel Properties with and into BRE Landmark L.P. and the other transactions contemplated by the Agreement and Plan of Merger, dated as of May 20, 2018 and as may be amended from time to time, among LaSalle Hotel Properties, LaSalle Hotel Operating Partnership, L.P., BRE Landmark Parent L.P., BRE Landmark L.P. and BRE Landmark Acquisition L.P.

☐ AGAINST     ☐ ABSTAIN     ☐ FOR

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to LaSalle’s named executive officers that is based on or otherwise relates to the merger.

☐ AGAINST     ☐ ABSTAIN     ☐ FOR

3.	To approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the merger and the other transactions contemplated by the merger agreement.

☐ AGAINST     ☐ ABSTAIN     ☐ FOR

Signature of Shareholder	Date:	Signature of Shareholder (if held jointly)	Title (if applicable)

Please sign exactly as your name or names appear hereon. If shares are held jointly, each shareholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your Common Shares of LaSalle Hotel Properties for the upcoming Special Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY

Please complete, sign, date and return the GOLD proxy card in the envelope provided, or mail to: Pebblebrook Hotel Trust c/o Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor New York, NY 10036.

TO VOTE BY MAIL PLEASE DETACH THE GOLD PROXY CARD HERE AND SIGN, DATE AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED